     As filed with the Securities and Exchange Commission on March 15, 2000
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                            OPNET TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
                                ----------------
        Delaware                      7373                 52-1483235
    (State or other       (Primary Standard Industrial  (I.R.S. Employer
    jurisdiction of       Classification Code Number)Identification Number)
    incorporation or
     organization)
                         3400 International Drive, N.W.
                            Washington, D. C. 20008
                                 (202) 364-4700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                ----------------
                                 Marc A. Cohen
               Chairman of the Board and Chief Executive Officer
                            OPNET TECHNOLOGIES, INC.
                         3400 International Drive, N.W.
                             Washington, D.C. 20008
                                 (202) 364-4700
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)
                                   Copies to:
        Brent B. Siler, Esq.                   Lorraine Massaro, Esq.
         HALE AND DORR LLP                    MORRISON & FOERSTER LLP
   1455 Pennsylvania Avenue, N.W.           1290 Avenue of the Americas
       Washington, D.C. 20004                    New York, NY 10104
     Telephone: (202) 942-8400               Telephone: (212) 468-8000
      Telecopy: (202) 942-8484                Telecopy: (212) 468-7900
                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed Maximum
          Title of each class of       Aggregate Offering Price      Amount of
        securities to be registered              (1)            Registration Fee (2)
------------------------------------------------------------------------------------
Common Stock, $.001 par value per
 share                                      $57,500,000.00           $15,180.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed without + +notice. OPNET Technologies, Inc. may not sell these securities until the + +registration statement filed with the Securities and Exchange Commission is + +effective. This prospectus is not an offer to sell these securities, and + +OPNET Technologies, Inc. is not soliciting offers to buy these securities, in +
+any jurisdiction where the offer or sale of these securities is not           +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Prospectus (Not Complete)
Issued March 15, 2000

                                       Shares

                                  [OPNET Logo]

                            OPNET Technologies, Inc.

                                  Common Stock

                                  -----------

  OPNET Technologies, Inc. is offering    shares of its common stock. This is
our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price for our shares
will be between $   and $   per share.

                                  -----------

  We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "OPNT."

  Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

                                  -----------

                                                             Per Share  Total
                                                             --------- --------
Public Offering Price....................................... $         $
Discounts and Commissions to Underwriters................... $         $
Proceeds to OPNET........................................... $         $

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  OPNET Technologies, Inc. has granted the underwriters the right to purchase up to an additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. Banc of America Securities LLC expects to deliver the shares of
common stock to investors on     , 2000.

Banc of America Securities LLC

                            Friedman Billings Ramsey

                                                                   Wit SoundView

                                  -----------

                   The date of this prospectus is     , 2000

[Gatefold]

OPNET'S VISION:  Optimum Network Performance

Predictive network management enables our customers to answer questions and make decisions relating to future performance of their networks. Traditional network management systems are reactive and primarily play a reporting role. These solutions are unable to forecast the impact of important changes that frequently occur in networks. OPNET's predictive network management products build upon traditional network and application management solutions to allow our customers to maintain optimum network performance.

OPNET Logo

A photograph of an individual looking at screen shots from OPNET IT DecisionGuru and OPNET Modeler appears in the center of the page, surrounded by a circle of dashes. At the left edge of the circle is the caption "Past and Present Information." At the right edge of the circle is the caption "Future Information." At the bottom of the circle is the caption "Software that Understands Networks."

On the left side of the page, with lines connecting each subject heading to the circle, is the following text:


Traditional Network Management
Past and Present Information

Service-Level Management
----------------------------------------------------------------
 .Does performance comply with established service levels?

 .Which parts of the business are being affected by network perform-ance problems?



Performance Management
----------------------------------------------------------------
 .What is the performance today?

 .What are performance trends?

 .How is application performance varying over time?



Resource Management
----------------------------------------------------------------
 .What is the network's infrastructure and how are the network resources configured?

 .Which network resources have failed or are close to failing?

On the right side of the page, with lines connecting each subject heading to the circle, is the following text:



Predictive Network Management
Future Information

   Predictive Service-Level Management
---------------------------------------------------------------
  .When will growth trends cause service level agreements to be violated?

  .Which parts of the business will be affected by network failures?

  .How will service levels be affected by network failures?



   Predictive Performance Management
---------------------------------------------------------------
   .How will a new application perform when deployed and how will it affect the performance of existing applications?

   .Why is an application experiencing poor performance within a network?

   .How will network infrastructure changes affect performance?




   Predictive Network Traffic Management
---------------------------------------------------------------
   .How will proposed quality of service policies affect performance?

   .When and where will network bottlenecks develop?



   Equipment and Technology Development
----------------------------------------------------------------
   .How will a new product design perform in a network environment?

   .How will new network technologies, such as digital subscriber line and wireless, affect the performance of applications?


   Sales Process Acceleration
----------------------------------------------------------------
   .How can a network be designed to cost-effectively meet customer requirements?

[Inside Front cover]

SOFTWARE that Understands Networks

Our OPNET products enable our customers to optimize the performance and maximize the availability of networks and applications. Our products use predictive simulation technology to assess future network and application performance under a wide range of operating conditions.

The below descriptions appear in the left column on this page.

[OPNET IT DecisionGuru Logo]
OPNET IT DecisionGuru
Maximize network availability, optimize network and application performance and reduce network operating costs.

[OPNET Netbiz Logo]
OPNET Netbiz
Facilitates and accelerates the sales process for network equipment and services by automating network design and proposal generation.

[OPNET Modeler Logo]
OPNET Modeler
Accelerates development of network equipment and communication protocols by enabling the testing of product designs in a wide variety of scenarios prior to manufacturing.

The below photographs and captions appear in the right column on this page.

A photograph of a network control room appears at the top of the column, with the captions "Service Provider/Carrier" and "Telecommunications carriers, ISPs, ASPs, Wireless Network Operators, Cable Service Providers." This photograph is connected by dashed lines to the OPNET IT DecisionGuru and OPNET Netbiz descriptions in the left column.

A photograph of a group of people sitting around a table appears in the middle, with the caption "Enterprises." This photograph is connected by a dashed line to the OPNET IT DecisionGuru description in the left column.

A photograph of a technician working on an item of network equipment appears at the bottom of the column, with the caption "Network Equipment Manufacturers." This photograph is linked by dashed lines to the OPNET IT DecisionGuru, OPNET Netbiz, and OPNET Modeler descriptions in the left column.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  30
Management...............................................................  44
Certain Transactions.....................................................  52
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  59
Legal Matters............................................................  61
Experts..................................................................  61
Where You Can Find More Information......................................  61
Index to Consolidated Financial Statements............................... F-1

                               ----------------

   IT DecisionGuru(TM), Netbiz(TM), OPNET(R), OPNET Modeler(R), OPNET Technologies(TM), and OPNETWORK(TM) are trademarks or service marks of OPNET. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                     Dealer Prospectus Delivery Obligation

   Until     , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision. This prospectus contains forward looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of the factors described under "Risk Factors" and elsewhere in this prospectus.

                            OPNET Technologies, Inc.

   We provide predictive network management software solutions that enable our customers to optimize the performance and maximize the availability of communications networks and networked applications. Our suite of products advances network and application management beyond reactive problem identification and reporting to proactive problem resolution and avoidance. The OPNET product suite combines predictive simulation and a comprehensive understanding of network technologies to enable network professionals to more effectively design and deploy networks, diagnose network and application performance problems, and predict the impact of proposed network modifications.

   Organizations are becoming increasingly reliant upon their networks and applications to successfully execute their business strategies. The design, operation, and management of these networks are becoming more complex, and service providers and enterprises must now manage the convergence of data, voice, and video traffic over wireline and wireless architectures, integrating numerous existing and emerging technologies. As the complexity of networks continues to increase, so does the need for sophisticated solutions to manage network resources effectively.

   Our OPNET product suite consists of three primary software solutions: OPNET IT DecisionGuru, OPNET Modeler, and OPNET Netbiz. OPNET IT DecisionGuru enables service providers and enterprises to more effectively design and deploy networks and to predict the performance of their networks and applications. OPNET Modeler enables network equipment manufacturers to accelerate the design and development of network equipment and communication protocols. OPNET Netbiz facilitates and accelerates the sales process for service providers and network equipment manufacturers by automating network design and proposal generation. In addition, we provide comprehensive libraries of models of a wide range of network technologies and communication protocols to enable our products to simulate and analyze networks and applications.

   Using our simulation-based products, our customers are more quickly and cost-effectively able to:

  . design, deploy, and operate new networks, network services, and network equipment;

  . adapt their existing network infrastructure and network services to meet their business-critical performance objectives;

  . proactively identify and avoid network and application performance problems;

  . define achievable performance and availability requirements for network services and applications, commonly known as service level agreements; and

  . streamline the sales process for network services and network equipment.

   We sell our products through our direct sales force, our international distributors, and original equipment manufacturers and resellers. We market our products to service providers, such as telecommunications carriers, Internet service providers, or ISPs, and application service providers, or ASPs, large and medium-sized enterprises, and network equipment manufacturers. Since inception, we have sold our products to over 500 customers, including service providers, such as AT&T, British Telecom, MCI WorldCom, SBC Communications, Sprint, UUNET Technologies, and Vodafone Airtouch; enterprises, such as Boeing, IBM, National Semiconductor, RR Donnelley, and Texas Utilities; and network equipment manufacturers, such as 3Com, Cisco Systems, Ericsson, Motorola, Nokia, and Nortel Networks.

   We intend to enhance our leadership position in the expanding market for predictive network management software solutions by:

  . increasing penetration of the service provider market;

  . expanding our direct and international sales efforts;

  . leveraging our existing customer base;

  . introducing new products and enhancing the functionality of existing products; and

  . developing additional strategic relationships.

                                ----------------

   Our corporate offices are located at 3400 International Drive, N.W., Washington, D.C. 20008 and our telephone number is (202) 364-4700. Our predecessor was incorporated in Maryland under the name MIL 3, Incorporated on November 1, 1986, and we incorporated in Delaware on November 23, 1988 under the same name. We changed our name to OPNET Technologies, Inc. on February 2, 2000. Our Web address is www.opnet-tech.com. We do not intend the information on our Web site to constitute part of this prospectus.

                                ----------------

   Except as otherwise indicated, information in this prospectus:

  .  reflects a   -for-   stock split of all outstanding shares of our common
     stock to be effected prior to the completion of this offering;

  .  gives effect to the conversion of all outstanding convertible preferred
     stock into an aggregate of      shares of our common stock, which will
     occur automatically upon the completion of this offering;

  .  assumes our common stock will be sold at $    per share, which is the
     mid-point of the range shown on the cover of this prospectus; and

  . assumes the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

                                  The Offering

 Common stock offered by OPNET.......................      shares
 Common stock to be outstanding after this offering..      shares
 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital and
                                                      capital expenditures. See
                                                      "Use of Proceeds."
 Proposed Nasdaq National Market symbol.............. OPNT

   The number of shares to be outstanding after this offering excludes:

  .      shares of common stock issuable upon the exercise of outstanding
     stock options at a weighted average exercise price of $     per share;
     and

  .      shares of common stock reserved for future issuance under our stock plans.

                      Summary Consolidated Financial Data

   The following table is a summary of the financial data for our business. You should read this information together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma balance sheet data gives effect to the conversion of all our outstanding convertible preferred stock into shares of our common stock, which will occur automatically upon the completion of this offering. The pro forma as adjusted balance sheet data also reflects the sale of the common stock offered by us, after deducting estimated underwriting discounts and estimated offering expenses payable by us. See note 1 to our consolidated financial statements for information regarding shares used in computing basic and diluted net income (loss) applicable per common share.

                                                                Nine Months
                                                                   Ended
                                 Year Ended March 31,           December 31,
                         ------------------------------------  ---------------
                          1995   1996   1997   1998    1999     1998    1999
                         ------ ------ ------ ------- -------  ------  -------
                                (in thousands, except per share data)
Statement of Operations
 Data:
Total revenues.......... $4,892 $5,989 $8,615 $11,929 $12,003  $8,348  $13,451
Gross profit............  4,345  5,331  7,607  10,514  10,621   7,380   10,928
Income (loss) from
 operations.............  1,596  1,360  2,505   2,590    (269)   (533)     192
Net income (loss).......    997    872  1,492   1,775     207     (30)     337
Net income (loss)
 applicable to common
 shares.................    997    872  1,492   1,766     193     (41)     326
Basic net income (loss)
 applicable per common
 share.................. $ 0.09 $ 0.11 $ 0.19 $  0.24 $  0.03  $(0.01) $  0.05
Diluted net income
 (loss) per common
 share.................. $ 0.09 $ 0.11 $ 0.19 $  0.21 $  0.02  $(0.01) $  0.04

                                                          March 31, 1999
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents......................... $ 6,414  $ 6,414
Working capital...................................   6,806    6,806
Total assets......................................  13,205   13,205
Total stockholders' equity........................   2,737    9,671

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and future operating results and could result in a partial or complete loss of your investment.

                   Risks Related to Our Business and Industry

Our operating results may fluctuate significantly as a result of factors outside of our control, which could cause the market price of our stock to decline

   Our operating results have fluctuated in the past, and are likely to fluctuate significantly in the future. Our financial results may as a consequence fall short of the expectations of public market analysts or investors. If this occurs, the price of our common stock may decline. Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control. Factors that could affect our operating results include:

  . the timing of large orders;

  . changes in the mix of our sales, including the mix between higher margin software products and somewhat lower margin services and maintenance, and the proportion of our license sales requiring us to make royalty payments;

  . the timing and amount of our marketing, sales, and product development expenses;

  . the cost and time required to develop new software products;

  . the introduction, timing, and market acceptance of new products introduced by us or our competitors;

  . changes in network technology or in applications, which could require us to modify our products or develop new products;

  . general economic conditions, which can affect our customers' purchasing decisions and the length of our sales cycle;

  . changes in our pricing policies or those of our competitors; and

  . the timing and size of potential acquisitions by us.

   We expect to make significant expenditures in all areas of our business, particularly sales and marketing operations, in order to promote future growth. Because the expenses associated with these activities are relatively fixed in the short term, we may be unable to adjust spending quickly enough to offset any unexpected shortfall in revenue growth or any decrease in revenue levels. In addition, our revenues in any quarter depend substantially on orders we receive and ship in that quarter. We typically receive a significant portion of orders in any quarter during the last month of the quarter, and we cannot predict whether those orders will be placed and shipped in that period. If we have lower revenues than we expect, we probably will not be able to reduce our operating expenses quickly in response. Therefore, any significant shortfall in revenues or delay of customer orders could have an immediate adverse effect on our operating results in that quarter.

   For all of these reasons, quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of our future performance.

The market for predictive network management software is new and evolving, and we are not sure that this market will develop

   We derive all of our revenues from the sale of products and services that are designed to allow our customers to manage the performance of networks and applications. The market for predictive network management software solutions is in an early stage of development. Therefore, we cannot accurately assess the size of the market and may be unable to identify an effective distribution strategy, the competitive environment that will develop, and the appropriate features and prices for products to address the market. If we are to be successful, our current and potential customers must recognize the value of predictive network management software solutions, decide to invest in the management of their networks, and, in particular, adopt and continue to use our software solutions. Any failure of this market to continue to develop would compromise our ability to grow and generate revenues and would cause our business and financial results to suffer.

Our business could suffer if service providers do not buy our products

   A key element of our strategy is to increase sales to service providers. Our future performance will be significantly dependent upon increased adoption by service providers of our software products. The failure of our products to perform favorably in the service provider environment or to gain wider adoption by service providers could have a negative effect on our business and future operating results.

We expect that our newest products, OPNET IT DecisionGuru and OPNET Netbiz, will generate a substantial portion of our revenues in the future, and our business will be harmed if these products do not gain widespread market acceptance

   We expect to derive a substantial portion of our revenues in the future from OPNET IT DecisionGuru and OPNET Netbiz, both of which were released in August 1998. To date, we have not achieved widespread market acceptance of either product. Our business depends on customer acceptance of these products and would be harmed if our target customers do not adopt and expand their use of OPNET IT DecisionGuru and OPNET Netbiz. In addition, if our OPNET Modeler product, which we have been selling since 1987, encounters declining sales, which could occur for a variety of reasons, including market saturation, and sales of our newer products do not grow at a rate sufficient to offset the shortfall, our business could be harmed.

Our business will suffer if we do not expand our sales force

   We sell our products primarily through our direct sales force. We must expand the size of our sales force to increase revenues. Our sales people require a long period of time to become productive, typically three to six months. The time required to reach productivity, as well as the challenge of attracting, training, and retaining qualified candidates, may make it difficult to meet our sales force growth targets. Further, we may not generate sufficient sales to offset the increased expense resulting from growing our sales force or we may be unable to manage a larger sales force. If we are unable to hire or retain qualified sales personnel, if newly hired personnel fail to develop the necessary skills to be productive, or if they reach productivity more slowly than anticipated, our ability to increase our revenues could be compromised and our business could be harmed.

Our business will suffer if we do not expand and manage indirect distribution channels

   To increase our sales, we must, among other things, further expand and manage our indirect distribution channels, which consist primarily of our international distributors and original equipment manufacturers and resellers. Sales through our indirect distribution channels accounted for 31.3% of our total revenues for the fiscal year ended March 31, 1997, 29.8% for the fiscal year ended March 31, 1998, and 26.9% for the fiscal year ended March 31, 1999. Our international distributors and original equipment manufacturers and resellers have no obligation to market or purchase our products. In addition, they could partner with our competitors, bundle or resell competitors' products, or internally develop products that compete with our products. Our inability to expand and manage our relationships with our distributors, the inability or unwillingness of our distributors to effectively market and sell our products, or the loss of existing distribution relationships could harm our business and financial results.

We have experienced significant growth in our business and our failure to manage this growth or any future growth could harm our business

   We continue to expand our operations, and the number of our full-time employees has grown substantially. We have grown from a total of 89 employees at March 31, 1999 to a total of 139 employees at February 29, 2000. Our rapid growth has sometimes strained, and may in the future continue to strain, our managerial, administrative, operational, and financial resources and controls. Our ability to manage growth will depend in part on our ability to continue to enhance our operating, financial, and management information systems. We cannot assure you that our personnel, systems, and controls will be adequate to support our growth. We also cannot assure you that our revenues will continue to grow at a sufficient rate to absorb the costs associated with a larger overall employee base. If we are unable to manage our growth effectively, our business and financial results could suffer.

If we are unable to introduce new and enhanced products on a timely basis that respond effectively to changing technology, our revenues may decline

   Our market is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards. Advances in network management technology, software engineering, simulation technology, or the emergence of new industry standards, could lead to new competitive products that have better performance, more features, or lower prices than our products and could render our products obsolete and unmarketable. In addition, the introduction and adoption of future network technologies or application architectures could reduce or eliminate the need for predictive network management software. If we are unable to develop and introduce new and enhanced products on a timely basis that respond to changing technology and satisfy customer requirements, our business could be seriously harmed.

We depend on key personnel and must attract and retain additional qualified personnel to be successful

   Our future success and our ability to sustain our revenue growth depend upon the continued service of our executive officers and other key sales and research and development personnel. The loss of any of our key employees, in particular Marc A. Cohen, our chairman of the board and chief executive officer, and Alain J. Cohen, our president and chief technology officer, could adversely affect our business. We do not have employment agreements or any other agreements that obligate any of our officers or key employees to remain with us. We must also continue to hire large numbers of highly qualified individuals, particularly software engineers, sales and marketing personnel. Competition for these individuals is intense, and we may not be able to attract and retain additional highly qualified personnel in the future. Our failure to attract and retain technical personnel for our product development, consulting services, and technical support teams may limit our ability to develop new products or product enhancements.

   To achieve our business objectives, we recruit and employ skilled technical professionals from other countries to work in the United States. Limitations imposed by federal immigration laws and the availability of visas could compromise our ability to attract and retain necessary qualified personnel. This may have a negative effect on our business and future operating results.

We face risks from the expansion of our international operations

   Sales of our products to customers outside North America accounted for 34.0% of our total revenues in fiscal 1997, 31.8% of our total revenues in fiscal 1998, and 29.3% of our total revenues in the fiscal 1999. We plan to increase our international sales activities, but these plans are subject to a number of risks, including:

  . greater difficulty in accounts receivable collection and longer collection periods;

  . political and economic instability;

  . difficulty in attracting distributors that will market and support our products effectively;

  . the need to comply with varying employment policies and regulations that could make it more difficult and expensive to manage our employees if we need to establish direct sales or support staff outside the United States;

  . potentially adverse tax consequences; and

  . the effects of currency fluctuations.

Expanding our OPNET Netbiz consulting services business will be costly and may not result in any benefit to us

   We have recently begun to place additional emphasis on consulting services delivered in conjunction with sales of OPNET Netbiz. We have historically derived an insignificant amount of revenues from these consulting services. If OPNET Netbiz does not achieve significant market acceptance, our customers will not engage our consulting services organization to assist with consulting, custom development, implementation support, and training for OPNET Netbiz. In addition, we may be unable to attract or retain a sufficient number of the highly qualified consulting services personnel that we expect the expansion of our consulting services business will require. The expansion of our consulting services business has required, and will continue to require, significant additional expenditures and operational resources. The need for these additional resources will place further strain on our management, financial, and operational resources and may make it more difficult for us to maintain profitability.

We face intense competition, which could cause us to lose sales

   The market for predictive network management software is evolving rapidly and is highly competitive. We believe that this market is likely to become more competitive as the demand for predictive network management solutions continues to increase. Many of our current and potential competitors are larger and have substantially greater financial and technical resources than we do.

   OPNET Modeler and OPNET IT DecisionGuru currently face or potentially will face competition from several sources, including:

  . software vendors with predictive network management offerings, such as Compuware, and application performance diagnosis solutions, such as Optimal Networks;

  . consultants who offer predictive network management advisory services;
    and

  . customers who develop their own predictive network management capabilities, either internally or through outsourcing.

OPNET Netbiz also competes with solutions designed to facilitate and automate sales processes in general.

   In addition, it is possible that other vendors as well as some of our customers or distributors will develop and market solutions that compete with our products in the future.

If the infrastructure of the Internet does not grow as currently anticipated, revenues from sales of our OPNET Netbiz product will be harmed

   Our OPNET Netbiz product addresses a new and emerging market for sales process automation, including over the Internet, by service providers and network equipment manufacturers. The failure of this market to develop, or a delay in the development of this market, would seriously harm our business. The success of OPNET Netbiz depends substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility, and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication over the Internet.

Errors in our products could harm our reputation and could cause our customers to demand refunds from us or assert claims for damages against us, which could harm our business and future operating results

   Our software products could contain significant errors or bugs. Bugs may be discovered at any point in a product's life cycle. We expect that errors in our products will be found in the future, particularly in new product offerings and new releases of our current products, Although many of these errors may prove to be immaterial, there may be some errors that are significant and could harm our business and future operating results. Any significant errors may result in:

  . the loss of or delay in market acceptance and sales of our products;

  . the delay in introduction of new products;

  . diversion of our resources;

  . injury to our reputation; and

  . increased support costs.

   Because our customers use our products to manage networks that are critical to their business operations, any failure of our products could expose us to product liability claims. In addition, errors in our products could cause our customers' networks and systems to fail or compromise their data, which could also result in liability to us. Although our license agreements with our customers typically contain provisions to limit our exposure to potential product liability claims, not all domestic and international jurisdictions may enforce these limitations. Product liability claims brought against us could divert the attention of management and key personnel, could be expensive to defend, and may result in adverse settlements and judgments.

Our software products rely on our intellectual property, and any failure to protect our intellectual property could enable our competitors to market products with similar features that may reduce demand for our products, and could allow the use of our products by users who have not paid the required license fee

   Our success and ability to compete depend substantially upon the internally developed technology that is incorporated in our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as those in the United States. We protect our intellectual property through a combination of patent, copyright, trade secret, and trademark law, as well as copy protection mechanisms embedded in our software products. We generally enter into a combination of confidentiality, non-disclosure, and license agreements with our customers, consultants, and organizations with which we have relationships. We also limit access to our source code and other intellectual property and limit the distribution of our software, documentation, and other proprietary information. We also enter into a combination of confidentiality, non-competition, and non-disclosure agreements with our employees. These measures afford only limited protection and may be inadequate, especially because our employees are highly sought after and may leave our employ with significant knowledge of our proprietary information. In addition, any confidentiality, non-competition, and non-disclosure agreements we enter into may be found to be unenforceable, or our copy protection mechanisms could fail or could be circumvented. Others may develop technologies that are similar or superior to our technology or circumvent the patents, copyrights, and trade secrets we own.

Our products employ technology that may infringe on the proprietary rights of others, and, as a result, we could become liable for significant damages

   We expect that our software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionalities of products in different industry segments overlap. Third parties may claim that we infringe on their intellectual property rights. Regardless of whether these claims have any merit, they could:

  . be time-consuming to defend;

  . result in costly litigation;

  . divert our management's attention and resources;

  . cause us to cease or delay product shipments; or

  . require us to enter into royalty or licensing agreements.

These royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the affected product without redeveloping it or incurring significant additional expense.

If we undertake acquisitions, they may be expensive and disruptive to our business and could harm our business, future operations, and market price of our common stock

   We may acquire or make investments in companies, products, or technologies if opportunities arise. We may not be able to identify future suitable acquisition or investment candidates, and if we do identify suitable candidates, we may not be able to make these acquisitions or investments on commercially acceptable terms or at all. If we make an acquisition, we could have difficulty integrating the acquired technology, employees, or operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, and increase our expenses. We also expect that we would incur substantial expenses if we acquired other businesses or technologies. We might use the net proceeds of this offering, incur debt, or issue equity securities to pay for any future acquisitions. If we issue additional equity securities, our stockholders could experience dilution and the market price of our stock may decline.

Our products are subject to changing computing environments, including operating system software and hardware platforms, which could render our products obsolete

   Computing environments, including operating system software and hardware platforms, are complex and change rapidly. Our products are designed to operate in currently popular computing environments. The evolution of existing computing environments and the introduction of new popular computing environments may require us to redesign our products or develop new products. Due to the long development and testing periods required to adapt our products to new or modified computing environments, we could experience significant delays in product releases or shipments, which could result in lost revenues and significant additional expense.

                         Risks Related to this Offering

Our stock price may be volatile which could lead to losses by investors and to securities litigation

   Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after completion of this offering. The initial public offering price may not be indicative of the prices that will prevail in the public market after this offering, and the market price of our common stock could fall below the initial public offering price.

   The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

  . variations in our actual and anticipated operating results;

  . changes in estimates of our earnings by market analysts;

  . our failure to meet analysts' performance expectations; and

  . lack of liquidity.

   In addition, stock markets, particularly the Nasdaq National Market, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies, including software companies, have been highly volatile. These fluctuations have often been unrelated to the operating performance of these companies. Fluctuations such as these may affect the market price of our common stock. Substantial sales of our common stock after this offering could also cause our stock price to decline. As a result, investors may not be able to resell their shares at or above the initial public offering price.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

Our officers, directors, and their affiliates hold a majority of our stock and, as a result, control us and could reject mergers or other business combinations that a stockholder may believe are desirable

   We anticipate that our directors, officers, and individuals or entities affiliated with our directors as a group will beneficially own approximately
  % of our outstanding common stock after the completion of this offering. This could limit the ability of our other stockholders to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions.

The provisions of our charter documents and Delaware law could delay or prevent the sale of our company and diminish the voting rights of the holders of our common stock

   There are provisions in our certificate of incorporation and by-laws that make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control would result in the purchase of your shares at a premium to the market price. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders.

   Our charter documents contain other provisions that could have an anti-takeover effect, including:

  . only one of the three classes of directors is elected each year;

  . stockholders have limited ability to remove directors;

  . stockholders cannot take actions by written consent;

  . stockholders cannot call a special meeting of stockholders; and

  . stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

The substantial number of shares that will be eligible for sale in the near future could cause our common stock price to decline

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock, assuming no exercise of outstanding options. Of
these shares, the      shares sold in this offering will be freely tradable,
and      additional shares of common stock will be available for sale in the public market 180 days after the date of this prospectus following the expiration of lock-up agreements between our stockholders and the underwriters. These stockholders may be released from their lock-up agreements with the underwriters at any time and without notice, which would allow for earlier sale of shares in the public market.

If you invest in this offering, you will experience immediate and substantial dilution

   We expect that the initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options to acquire our common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. The section headed "Dilution" appearing elsewhere in this prospectus contains more information regarding the dilution you will experience if you invest in this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict or control accurately. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, and financial position.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the      shares of common
stock we are offering will be approximately $     million, or approximately
$     million if the underwriters exercise their over-allotment option,
assuming an initial public offering price of $   per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses payable by us. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock, and facilitate future access to public markets.

   We intend to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. Although we may use a portion of the net proceeds to acquire businesses, products, or technologies that are complementary to our business, we currently have no specific acquisitions planned.

   Pending their use, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding convertible preferred stock into common stock on the completion of this offering; and

  . on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered by us in this offering and our receipt of the estimated net proceeds, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering.

   This table also gives effect to an amendment to our charter filed after December 31, 1999 that increased the number of shares of common stock and preferred stock authorized for issuance. You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes and the other financial information in this prospectus.

                                                      December 31, 1999
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 ------   --------- -----------
                                                        (in thousands)
Long-term debt................................. $    --    $   --     $  --
                                                --------   -------    ------
Series A redeemable convertible preferred
 stock, $.001 par value;
 160,000 shares authorized, 144,640 shares
 issued and outstanding, actual; no shares
 authorized, issued or outstanding, pro forma
 and
 pro forma as adjusted.........................    6,945       --        --
Stockholders' equity:
  Preferred stock, undesignated, $.001 par
   value; 5,000,000 shares authorized; no
   shares issued and outstanding, actual, pro
   forma
   and pro forma as adjusted...................      --        --        --
  Common stock, $.001 par value; 100,000,000
   shares authorized;     shares issued and
   outstanding, actual;    shares
   issued and outstanding, pro forma;
   shares issued and
   outstanding, pro forma as adjusted..........       11        13
  Additional paid-in capital...................      296     7,239
  Deferred compensation........................     (106)     (106)
  Retained earnings............................    6,890     6,890
  Treasury stock...............................   (4,010)   (4,010)
                                                --------   -------    ------
    Total stockholders' equity.................    3,081    10,026
                                                --------   -------    ------
      Total capitalization..................... $ 10,026   $10,026    $
                                                ========   =======    ======

   The outstanding share information excludes:

  .      shares of common stock issuable upon exercise of outstanding options
    as of December 31, 1999, at a weighted average exercise price of $   per
    share; and

  .      shares of common stock reserved at December 31, 1999 for future issuance under our stock plan.

   After December 31, 1999, we issued additional options exercisable to
purchase up to      shares of our common stock at a weighted average exercise
price of $     per share, and options to purchase      shares of our common
stock were exercised. In addition, after December 31, 1999, we reserved an
additional      shares of common stock for issuance under our new stock plans.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was $9.4
million, or $    per share of common stock. We have calculated this amount by:

  .  subtracting our total liabilities from total tangible assets; and

  . then dividing the difference by the total pro forma number of shares of common stock outstanding, including the number of shares of common stock that will be issued upon the automatic conversion of all convertible preferred stock upon the completion of this offering.

   If we give effect to our sale of     shares of common stock in this offering
at an assumed initial public offering price of $    per share, after deducting
the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of
December 31, 1999 would have been $    million, or $    per share. This amount
represents an immediate dilution of $    per share to new investors. The
following table illustrates this per share dilution:

Assumed initial public offering price per share......................      $
  Pro forma net tangible book value per share before this offering... $
  Increase in pro forma net tangible book value per share
   attributable to new investors.....................................
                                                                      ----
Pro forma net tangible book value per share after this offering......
                                                                           ----
Dilution per share to new investors..................................      $
                                                                           ====

   The following table summarizes, as of December 31, 1999, after giving effect to the conversion of the convertible preferred stock into common stock, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at an assumed initial public
offering price of $     per share before deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by us:

                                     Shares
                                   Purchased    Total Consideration     Average
                                 -------------- -----------------------  Price
                                 Number Percent   Amount     Percent   Per Share
                                 ------ ------- ------------ -------------------
Existing stockholders...........              % $  3,191,576         %    $
New investors...................                                          $
                                  ---    -----  ------------  -------
  Total.........................         100.0% $               100.0%
                                  ===    =====  ============  =======

   If the underwriters exercise their over-allotment option in full, the number
of shares held by new investors will increase to     shares, or   % of the
total shares of common stock outstanding after this offering, and the number of shares held by existing stockholders will be reduced to % of the total shares of common stock outstanding after this offering.

   The table above assumes no exercise of stock options outstanding at December 31, 1999. As of December 31, 1999, there were options outstanding to purchase
    shares of common stock at a weighted average exercise price of $    per
share. To the extent any of these options are exercised, there will be further dilution to new investors. To the extent all of these outstanding options had been exercised as of December 31, 1999, pro forma net tangible book value per
share after this offering would have been $    and total dilution per share to
new investors would have been $   .

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended March 31, 1997, 1998 and 1999, and the balance sheet data as of March 31, 1998, and 1999, are derived from, and are qualified by reference to, our audited consolidated financial statements included in this prospectus. The balance sheet data as of March 31, 1997 is derived from our audited consolidated financial statements that are not included in this prospectus. The statement of operations data for the years ended March 31, 1995 and 1996, and the balance sheet data as of March 31, 1995 and 1996, are derived from our unaudited consolidated financial statements that are not included in this prospectus. The statement of operations data for the nine months ended December 31, 1998 and 1999, and the balance sheet data as of December 31, 1999, are derived from the unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of results that may be expected for any future period. See note 1 to our consolidated financial statements for information regarding shares used in computing basic and diluted net income (loss) applicable per common share.

                                                                  Nine Months
                                                                     Ended
                                  Year Ended March 31,            December 31,
                          -------------------------------------  ---------------
                           1995   1996   1997   1998     1999     1998    1999
                          ------ ------ ------ -------  -------  ------  -------
                                     (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  Software licenses.....  $3,536 $3,908 $5,596 $ 7,875  $ 6,715  $4,580  $ 7,382
  Services..............   1,356  2,081  3,019   4,054    5,288   3,768    6,069
                          ------ ------ ------ -------  -------  ------  -------
    Total revenues......   4,892  5,989  8,615  11,929   12,003   8,348   13,451
                          ------ ------ ------ -------  -------  ------  -------
Cost of revenues:
  Software licenses.....     181     93    310     435      133     114      474
  Services..............     366    565    698     980    1,249     854    2,049
                          ------ ------ ------ -------  -------  ------  -------
    Total cost of
     revenues...........     547    658  1,008   1,415    1,382     968    2,523
                          ------ ------ ------ -------  -------  ------  -------
Gross profit............   4,345  5,331  7,607  10,514   10,621   7,380   10,928
Operating expenses:
  Research and
   development..........   1,333  1,809  2,055   3,190    4,850   3,694    4,092
  Sales and marketing...   1,197  1,788  2,228   3,398    4,056   2,872    5,142
  General and
   administrative.......     219    374    819   1,336    1,984   1,347    1,502
                          ------ ------ ------ -------  -------  ------  -------
    Total operating
     expenses...........   2,749  3,971  5,102   7,924   10,890   7,913   10,736
                          ------ ------ ------ -------  -------  ------  -------
Income (loss) from
 operations.............   1,596  1,360  2,505   2,590     (269)   (533)     192
Interest and other
 income.................      65     93     92     319      376     299      273
                          ------ ------ ------ -------  -------  ------  -------
Income (loss) before
 provision (benefit) for
 income taxes...........   1,661  1,453  2,597   2,909      107    (234)     465
Provision (benefit) for
 income taxes...........     664    581  1,105   1,134     (100)   (204)     128
                          ------ ------ ------ -------  -------  ------  -------
Net income (loss).......     997    872  1,492   1,775      207     (30)     337
Accretion of transaction
 costs on redeemable
 convertible preferred
 stock..................     --     --     --       (9)     (14)    (11)     (11)
                          ------ ------ ------ -------  -------  ------  -------
Net income (loss)
 applicable to common
 shares.................  $  997 $  872 $1,492 $ 1,766  $   193  $  (41) $   326
                          ====== ====== ====== =======  =======  ======  =======
Basic net income (loss)
 applicable per common
 share..................  $ 0.09 $ 0.11 $ 0.19 $  0.24  $  0.03  $(0.01) $  0.05
                          ====== ====== ====== =======  =======  ======  =======
Diluted net income
 (loss) per common
 share..................  $ 0.09 $ 0.11 $ 0.19 $  0.21  $  0.02  $(0.01) $  0.04
                          ====== ====== ====== =======  =======  ======  =======

                                           March 31,
                              ------------------------------------ December 31,
                               1995   1996   1997   1998    1999       1999
                              ------ ------ ------ ------- ------- ------------
                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents...  $1,701 $1,358 $2,178 $ 7,227 $ 6,414   $ 4,672
Working capital ............   1,641  1,682  3,280   8,135   6,806     7,008
Total assets................   3,268  3,853  5,887  11,833  13,205    16,493
Redeemable convertible
 preferred stock............     --     --     --    6,920   6,934     6,945
Total stockholders' equity..   2,061  2,584  4,077   2,480   2,737     3,081

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We provide predictive network management software solutions that enable our customers to optimize the performance and maximize the availability of networks and applications. Our product suite consists of three primary software products: OPNET IT DecisionGuru, OPNET Modeler, and OPNET Netbiz. We sell our OPNET suite of products to service providers, including telecommunications carriers, ISPs, and ASPs, large and medium-sized organizations, and network equipment manufacturers. We market our product suite in North America primarily through a direct sales force and, to a lesser extent, several resellers and original equipment manufacturers. Internationally, we market our products primarily through third-party distributors.

   We sold our first products in 1987. Our operations have been financed principally through cash provided by operations and a venture financing in October 1997. In August 1998, we introduced our OPNET IT DecisionGuru and OPNET Netbiz products and began a new marketing and sales strategy to focus on these new products.

   We generate revenues principally from licensing our software products and providing related services, including maintenance and technical support, consulting, and training.

   Our software license revenues consist of license sales of our software products and royalty income. Software license revenues are recognized upon shipment, provided that fees are fixed and determinable, no significant modifications to the product are required, and collection of the related receivable is probable. Where significant modifications are required, software license revenues are recognized along with consulting fees on a percentage-of-completion basis as the modifications are performed. We generally offer our customers an opportunity to evaluate our software and we generally do not allow returns.

   Our service revenues consist of fees from maintenance and technical support agreements, consulting services, and training. The maintenance agreements covering our products provide for technical support and periodic product upgrades. Revenues from maintenance and technical support agreements are deferred and recognized ratably over the support period. We offer consulting services primarily to provide product customization and enhancements. Consulting services are generally performed under fixed-price agreements and recognized as the work is performed on a percentage-of-completion basis. We provide classroom and on-site training to our customers on a daily fee basis.

   Software license revenues and service revenues for which payment has been received or invoiced, but that do not yet qualify for recognition as revenues, are reflected as deferred revenues.

   Revenues from sales outside of North America represented 34.0%, 31.8%, and 29.3% of our total revenues in the fiscal years ended March 31, 1997, 1998, and 1999, respectively, and 32.3% and 21.5% for the nine months ended December 31, 1998 and 1999, respectively. Sales outside North America are primarily through our third-party distributors, which are generally responsible for providing technical support and service to customers within their territory. We expect revenues from sales outside North America to continue to account for a significant portion of our total revenues in the future.

   After our venture financing in October 1997, we implemented a plan to diversify our product line and accelerated the development of our OPNET IT DecisionGuru and OPNET Netbiz products. As a result, research and development expenses increased significantly from fiscal 1998 to fiscal 1999. Also in the quarter ended September 30, 1998, we began to increase our sales and marketing staff to promote and sell our new products. Since that time, we have further expanded our sales and marketing staff and expect to continue this expansion to aggresively market our new products.

   In March 1999, we entered into a two-year agreement with Cadence Design Systems that required us to make an aggregate payment of $1.0 million to Cadence and requires us to pay to Cadence a 50% royalty on specified sales of OPNET Modeler products sold to the portion of Cadence's customer base that use an existing Cadence product. In the nine months ended December 31, 1999, we made aggregate royalty payments to Cadence of $323,000, representing 4.4% of our software license revenues for that period. We are amortizing the $1.0 million payment over the two-year marketing support period under the agreement as part of sales and marketing expenses, and we charge the royalty payments to cost of software license revenues as the related revenue is recognized.

   At various dates during the nine months ended December 31, 1999, we granted
a total of      options to employees with exercise prices below the estimated fair market value at the dates of grant. We recorded compensation expense of $15,000 for the nine months ended December 31, 1999 resulting in a remaining deferred compensation balance of $106,000 at December 31, 1999. In addition,
during January 2000, we granted an additional       options to employees with
exercise prices below the estimated fair market value at the dates of grant.

Results of Operations

   The following table sets forth items from our statements of operations expressed as a percentage of total revenues for the periods indicated:

                                                          Nine Months Ended
                                  Year Ended March 31,      December 31,
                                  ----------------------  -------------------
                                   1997    1998    1999     1998       1999
                                  ------  ------  ------  --------   --------
Revenues:
  Software licenses..............   65.0%   66.0%   55.9%     54.9%      54.9%
  Services.......................   35.0    34.0    44.1      45.1       45.1
                                  ------  ------  ------  --------   --------
    Total revenues...............  100.0   100.0   100.0     100.0      100.0
                                  ------  ------  ------  --------   --------
Cost of revenues:
  Software licenses..............    3.6     3.6     1.1       1.4        3.5
  Services.......................    8.1     8.2    10.4      10.2       15.2
                                  ------  ------  ------  --------   --------
    Total cost of revenues.......   11.7    11.8    11.5      11.6       18.7
                                  ------  ------  ------  --------   --------
Gross profit.....................   88.3    88.2    88.5      88.4       81.3
Operating expenses:
  Research and development.......   23.9    26.7    40.4      44.3       30.4
  Sales and marketing............   25.9    28.5    33.8      34.4       38.2
  General and administrative.....    9.5    11.2    16.5      16.1       11.2
                                  ------  ------  ------  --------   --------
    Total operating expenses.....   59.3    66.4    90.7      94.8       79.8
                                  ------  ------  ------  --------   --------
Income (loss) from operations....   29.0    21.8    (2.2)     (6.4)       1.5
Interest and other income........    1.1     2.7     3.1       3.6        2.0
                                  ------  ------  ------  --------   --------
Income (loss) before provision
 (benefit) for income taxes......   30.1    24.5     0.9      (2.8)       3.5
Provision (benefit) for income
 taxes...........................   12.8     9.5    (0.8)     (2.4)       1.0
                                  ------  ------  ------  --------   --------
Net income (loss)................   17.3%   15.0%    1.7%     (0.4)%      2.5%
                                  ======  ======  ======  ========   ========

   The following table sets forth, for each component of revenues, the cost of these revenues as a percentage of the related revenues for the periods indicated:

                                          Year Ended        Nine Months Ended
                                           March 31,          December 31,
                                       -------------------  ------------------
                                       1997   1998   1999     1998      1999
                                       -----  -----  -----  --------  --------
Cost of software license revenues.....   5.5%   5.5%   2.0%      2.5%      6.4%
Cost of service revenues..............  23.1   24.2   23.6      22.7      33.8

Comparison of nine months ended December 31, 1998 and 1999

 Revenues

   Total revenues increased 61.1% from $8.3 million for the nine months ended December 31, 1998 to $13.5 million for the nine months ended December 31, 1999. We believe that the percentage increase in our total revenues achieved in this period is not necessarily indicative of future results. Software license revenues were 54.9% of total revenues for the nine months ended December 31, 1998 and December 31, 1999.

   Software license revenues. Software license revenues increased 61.2% from $4.6 million for the nine months ended December 31, 1998 to $7.4 million for the nine months ended December 31, 1999. This increase was primarily due to the substantial growth in overall demand for our products, increased market acceptance of our OPNET IT DecisionGuru and OPNET Netbiz products, which were introduced in August 1998, and increased revenues generated through our indirect sales channels.

   Service revenues. Service revenues increased 61.1% from $3.8 million for the nine months ended December 31, 1998 to $6.1 million for the nine months ended December 31, 1999. This increase was primarily due to a substantial increase in demand for consulting services, primarily for customizing our OPNET Netbiz product, increased maintenance and technical support contracts related to new license sales, increased renewals of these contracts by our installed base of licenses, and increased training services.

 Cost of revenues

   Cost of software license revenues consists primarily of royalties, media, manuals, and distribution costs. Cost of service revenues consists primarily of personnel-related costs in providing maintenance and technical support, consulting, and training to customers. Gross margin on software license revenues is substantially higher than gross margin on service revenues, reflecting the low materials, packaging, and other costs of software products compared with the relatively high personnel costs associated with providing services. Cost of service revenues varies based upon the relative mix of maintenance and technical support, consulting, and training services.

   Cost of software license revenues. Cost of software license revenues increased 315.8% from $114,000 for the nine months ended December 31, 1998 to $474,000 for the nine months ended December 31, 1999. Gross margin on software license revenues decreased from 97.5% for the nine months ended December 31, 1998 to 93.6% for the nine months ended December 31, 1999. This decrease in margin was primarily due to our March 1999 agreement with Cadence that requires us to pay a 50% royalty for specified sales of OPNET Modeler to the portion of Cadence's customer base that uses an existing Cadence product. This agreement ends on March 31, 2001 and may continue to depress these margins through that date.

   Cost of service revenues. Cost of service revenues increased 139.9% from $854,000 for the nine months ended December 31, 1998 to $2.0 million for the nine months ended December 31, 1999. Gross margin on service revenues decreased from 77.3% for the nine months ended December 31, 1998 to 66.2% for the nine months ended December 31, 1999. This decrease in margin was primarily due to an increase in the proportion of consulting revenues, and to a lesser extent training revenues, both of which require more personnel costs and provide lower gross margins than our maintenance services.

 Operating expenses

   Research and development. Research and development expenses consist primarily of salaries, related benefits, and other engineering related costs. Research and development expenses increased 10.8% from $3.7 million for the nine months ended December 31, 1998 to $4.1 million for the nine months ended December 31, 1999. The increase was primarily related to increased research and development staffing levels for developing new products. As a percentage of total revenues, research and development expenses decreased from 44.3% for the nine months ended December 31, 1998 to 30.4% for the nine months ended December 31, 1999. This decrease as a percentage of total revenues resulted from a proportionally smaller increase in research and development staffing levels relative to a higher level of revenues in the nine months ended December 31, 1999. The small dollar increase was the result of a leveling of research and development staff following a year of strong growth in headcount. We believe that a significant level of research and development investment will be required to maintain our competitive position, and expect that the dollar amount of these expenditures will continue to grow in future periods.

   Sales and marketing. Sales and marketing expenses consist primarily of salaries and related benefits, commissions, user conference costs, tradeshows, advertising, external consulting fees, and other costs associated with our sales and marketing efforts. Sales and marketing expenses increased 79.0% from $2.9 million for the nine months ended December 31, 1998 to $5.1 million for the nine months ended December 31, 1999. This increase was primarily due to a substantial increase in the size of our direct sales force, increased commissions associated with the growth in revenues, the amortization of payments made in connection with our March 1999 agreement with Cadence and a significant increase in the level of advertising, tradeshow, and other marketing activities. As a percentage of total revenues, sales and marketing expenses increased from 34.4% for the nine months ended December 31, 1998 to 38.2% for the nine months ended December 31, 1999. The increase as a percentage of total revenues was due to our additional investment of resources associated with developing a market for our OPNET IT DecisionGuru and OPNET Netbiz products, which were introduced in August 1998. We intend to continue to expand our global sales and marketing infrastructure and, accordingly, expect our sales and marketing expenses to increase in the future.

   General and administrative. General and administrative expenses consist primarily of salaries, related benefits, and fees for recruiting, legal, accounting, and other services. General and administrative expenses increased 11.5% from $1.3 million for the nine months ended December 31, 1998 to $1.5 million for the nine months ended December 31, 1999. The increased level of spending was primarily due to additional personnel costs and other expenses associated with our expansion of supporting infrastructure. As a percentage of total revenues, general and administrative expenses decreased from 16.1% for the nine months ended December 31, 1998 to 11.2% for the nine months ended December 31, 1999. We expect that the dollar amount of general and administrative expenses will increase as we expand our operations.

 Interest and other income

   Interest and other income decreased 8.7% from $299,000 for the nine months ended December 31, 1998 to $273,000 for the nine months ended December 31, 1999. Interest income increased 7.6% from $251,000 for the nine months ended December 31, 1998 to $270,000 for the nine months ended December 31, 1999 as a result of more cash being available for investment primarily from additional cash flow from operations in fiscal 1999. However, this increase was more than offset by a decline in other income from $48,000 in the nine months ended December 31, 1998 to $3,000 in the nine months ended December 31, 1999. Other income in the nine months ended December 31, 1998 was primarily related to proceeds from an insurance settlement. We had no debt outstanding in either period.

 Provision for income taxes

   The income tax benefit of $204,000 for the nine months ended December 31, 1998 resulted primarily from research and development tax credits for which we qualified during the year. Our effective tax rate for the nine months ended December 31, 1999 was 27.5%. This rate was relatively low due to research and development tax credits available to us, and is likely to increase as our earnings grow.

Comparison of years ended March 31, 1998 and 1999

 Revenues

   Total revenues increased slightly from $11.9 million for fiscal 1998 to $12.0 million for fiscal 1999. Fiscal 1999 was a transition year for us, with the major emphasis early in the year placed on developing our OPNET IT DecisionGuru and OPNET Netbiz products, which we introduced in August 1998. As a result, software license revenues declined early in fiscal 1999 and grew throughout the later months of that fiscal year as we introduced the new products and increased our focus on sales and marketing for these products.

   Software license revenues. Software license revenues decreased 14.7% from $7.9 million for fiscal 1998 to $6.7 million for fiscal 1999. This decrease in software license revenues was primarily due to our decision to de-emphasize sales and marketing efforts for OPNET Modeler in order to focus those efforts on OPNET IT DecisionGuru and OPNET Netbiz.

   Service revenues. Service revenues increased 30.4% from $4.1 million for fiscal 1998 to $5.3 million for fiscal 1999. This increase was primarily due to substantial growth in consulting services related to the newly introduced OPNET Netbiz product and, to a lesser extent, continued growth in maintenance and technical support contracts from new and existing customers.

 Cost of revenues

   Cost of software license revenues. Cost of software license revenues decreased 69.4% from $435,000 for fiscal 1998 to $133,000 for fiscal 1999. The decrease was primarily the result of lower product printing, packaging, and distribution costs as we transitioned to electronic distribution for product documentation, and, to a lesser extent, was also due to lower software license revenues in fiscal 1999. As a result, cost of software license revenues as a percentage of total license revenues decreased from 5.5% in fiscal 1998 to 2.0% in fiscal 1999. Gross margin on software license revenues was 94.5% in fiscal 1998 and 98.0% in fiscal 1999.

   Cost of service revenues. Cost of service revenues increased 27.4% from $980,000 for fiscal 1998 to $1.2 million for fiscal 1999. The increase was primarily due to staffing additions in the consulting, training, and customer support organizations, as the professional services organization increased substantially during the course of fiscal 1999. The gross margin on services was 75.8% for fiscal 1998 and 76.4% for fiscal 1999.

 Operating expenses

   Research and development. Research and development expenses increased 52.0% from $3.2 million for fiscal 1998 to $4.9 million for fiscal 1999. This increase was primarily due to the substantial addition of engineering staff that was required to develop OPNET IT DecisionGuru and OPNET Netbiz. As result of the substantial increase in staffing, research and development expenses grew from 26.7% of total revenues in fiscal 1998 to 40.4% of total revenues in fiscal 1999.

   Sales and marketing. Sales and marketing expenses increased 19.4% from $3.4 million for fiscal 1998 to $4.1 million for fiscal 1999. This increase was primarily due to an increase in the size of our sales force and an increased level of marketing and advertising for introducing and selling our new products, OPNET IT DecisionGuru and OPNET Netbiz. As a result of the increased spending, sales and marketing expenses increased from 28.5% of total revenues in fiscal 1998 to 33.8% of total revenues in fiscal 1999.

   General and administrative. General and administrative expenses increased 48.5% from $1.3 million for fiscal 1998 to $2.0 million for fiscal 1999. The increased level of spending was primarily due to additional personnel costs, particularly in the finance department, recruiting costs for the growth in the consulting services group, and other expenses associated with our expansion of supporting infrastructure. As result of these spending increases, general and administrative expenses increased from 11.2% of total revenues in fiscal 1998 to 16.5% of total revenues in fiscal 1999.

 Interest and other income

   Interest and other income increased 17.9% from $319,000 for fiscal 1998 to $376,000 for fiscal 1999. Interest income increased 10.1% from $307,000 for fiscal 1998 to $338,000 for fiscal 1999 as a result of more cash being available for investment primarily from our venture financing in fiscal 1998. Other income in fiscal 1999 was primarily related to proceeds from an insurance settlement. We had no debt outstanding in either period.

 Provision for income taxes

   The provision for income taxes of $1.1 million for fiscal 1998 changed to a benefit of $100,000 for fiscal 1999 and the effective tax rate decreased from 39.0% for fiscal 1998 to a benefit for fiscal 1999. Both of these reductions were primarily due to lower income in fiscal 1999 and research and development tax credits for which we qualified in both periods.

Comparison of years ended March 31, 1997 and 1998

 Revenues

   Total revenues increased 38.5% from $8.6 million for fiscal 1997 to $11.9 million for fiscal 1998.

   Software license revenues. Software license revenues increased 40.7% from $5.6 million for fiscal 1997 to $7.9 million for fiscal 1998. This increase was primarily due to an increase in license revenues from sales of our OPNET Modeler product, attributable to increased sales efforts, greater market acceptance, and increased revenues generated through our indirect sales channels. All of our software license revenues in fiscal 1997 and 1998 were from sales of OPNET Modeler.

   Service revenues. Service revenues increased 34.3% from $3.0 million for fiscal 1997 to $4.1 million for fiscal 1998. This increase was primarily due to the sale of additional maintenance, technical support, and product training to existing and new customers.

 Cost of revenues

   Cost of software license revenues. Cost of software license revenues increased 40.3% from $310,000 in fiscal 1997 to $435,000 in fiscal 1998, due to the increased volume of software license revenues in the period. Gross margin on software license revenues was 94.5% for both periods.

   Cost of service revenues. Cost of service revenues increased 40.4% from $698,000 for fiscal 1997 to $980,000 for fiscal 1998. This increase was primarily due to staffing additions in our consulting, training, and customer support organizations. The gross margin on cost of service revenues declined slightly from 76.9% in fiscal 1997 to 75.8% in fiscal 1998.

 Operating expenses

   Research and development. Research and development expenses increased 55.2% from $2.1 million for fiscal 1997 to $3.2 million for fiscal 1998. This increase was primarily due to a substantial growth in the engineering staff required in connection with the development of the new OPNET IT DecisionGuru and OPNET Netbiz products. As a result of the substantial increase in staffing, research and development expenses increased from 23.9% of total revenues in fiscal 1997 to 26.7% of total revenues in fiscal 1998.

   Sales and marketing. Sales and marketing expenses increased 52.5% from $2.2 million for fiscal 1997 to $3.4 million for fiscal 1998. This increase was primarily due to growth in the size of the sales force, increased commissions, and a higher level of marketing and advertising. As a result of the increased level of spending, sales and marketing expenses increased from 25.9% of total revenues in fiscal 1997 to 28.5% of total revenues in fiscal 1998.

   General and administrative. General and administrative expenses increased 63.1% from $819,000 for fiscal 1997 to $1.3 million for fiscal 1998. The increased level of spending was primarily due to additional personnel costs, an increased level of professional services, including legal and accounting services, and other expenses associated with our expansion of supporting infrastructure. As a result of these spending increases, general and administrative expenses increased from 9.5% of total revenues in fiscal 1997 to 11.2% of total revenues in fiscal 1998.

 Interest and other income

   Interest and other income increased 246.7% from $92,000 in fiscal 1997 to $319,000 in fiscal 1998. Interest income increased 233.7% from $92,000 for fiscal 1997 to $307,000 for fiscal 1998. This increase was due to the increase in our cash balances, primarily from our venture financing in fiscal 1998. We had no debt outstanding in either period.

 Provision for income taxes

   The provision for income taxes was $1.1 million for both fiscal 1997 and 1998. The effective tax rate decreased from 42.5% for fiscal 1997 to 39.0% for fiscal 1998 primarily due to an increased level of research and development tax credits for which we qualified in fiscal 1998.

Quarterly Results of Operations

   The following table sets forth a summary of our quarterly operating results for each of the last eight quarters. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of our management, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and the related notes. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                   Quarter Ended
                          ------------------------------------------------------------------------
                          Mar. 31  June 30   Sep. 30   Dec. 31  Mar. 31  June 30  Sep. 30  Dec. 31
                           1998     1998      1998      1998     1999     1999     1999     1999
                          -------  -------   -------   -------  -------  -------  -------  -------
                                                  (in thousands)
Revenues:
 Software licenses......  $1,624   $1,243    $1,621    $1,715   $2,136   $2,138   $2,447   $2,797
 Services...............   1,079    1,083     1,279     1,407    1,519    1,792    1,969    2,308
                          ------   ------    ------    ------   ------   ------   ------   ------
 Total revenues.........   2,703    2,326     2,900     3,122    3,655    3,930    4,416    5,105
                          ------   ------    ------    ------   ------   ------   ------   ------
Cost of revenues:
 Software licenses......      43       34        44        35       20       69      201      204
 Services...............     259      290       281       284      394      545      742      762
                          ------   ------    ------    ------   ------   ------   ------   ------
 Total cost of
  revenues..............     302      324       325       319      414      614      943      966
                          ------   ------    ------    ------   ------   ------   ------   ------
Gross profit............   2,401    2,002     2,575     2,803    3,241    3,316    3,473    4,139
Operating expenses:
 Research and
  development...........   1,170    1,202     1,282     1,210    1,156    1,235    1,315    1,542
 Sales and marketing....     870      800     1,079       994    1,183    1,505    1,655    1,982
 General and
  administrative........     372      397       446       503      638      467      512      523
                          ------   ------    ------    ------   ------   ------   ------   ------
 Total operating
  expenses..............   2,412    2,399     2,807     2,707    2,977    3,207    3,482    4,047
                          ------   ------    ------    ------   ------   ------   ------   ------
Income (loss) from
 operations.............     (11)    (397)     (232)       96      264      109       (9)      92
Interest and other
 income.................      80      136        86        78       76       75       93      105
                          ------   ------    ------    ------   ------   ------   ------   ------
Income (loss) before
 provision (benefit) for
 income taxes...........      69     (261)     (146)      174      340      184       84      197
Provision (benefit) for
 income taxes...........      27     (142)      (97)       35      104       52       23       53
                          ------   ------    ------    ------   ------   ------   ------   ------
Net income (loss).......  $   42   $ (119)   $  (49)   $  139   $  236   $  132   $   61   $  144
                          ======   ======    ======    ======   ======   ======   ======   ======
                                        (as a percentage of total revenues)
Revenues:
 Software licenses......    60.1%    53.4%     55.9%     54.9%    58.4%    54.4%    55.4%    54.8%
 Services...............    39.9     46.6      44.1      45.1     41.6     45.6     44.6     45.2
                          ------   ------    ------    ------   ------   ------   ------   ------
 Total revenues.........   100.0    100.0     100.0     100.0    100.0    100.0    100.0    100.0
                          ------   ------    ------    ------   ------   ------   ------   ------
Cost of revenues:
 Software licenses......     1.6      1.5       1.5       1.1      0.5      1.8      4.5      4.0
 Services...............     9.6     12.4       9.7       9.1     10.8     13.9     16.8     15.0
                          ------   ------    ------    ------   ------   ------   ------   ------
 Total cost of
  revenues..............    11.2     13.9      11.2      10.2     11.3     15.7     21.3     19.0
                          ------   ------    ------    ------   ------   ------   ------   ------
Gross profit............    88.8     86.1      88.8      89.8     88.7     84.3     78.7     81.0
Operating expenses:
 Research and
  development...........    43.3     51.7      44.2      38.8     31.6     31.4     29.8     30.2
 Sales and marketing....    32.2     34.4      37.2      31.8     32.4     38.3     37.5     38.8
 General and
  administrative........    13.7     17.1      15.4      16.1     17.5     11.9     11.6     10.3
                          ------   ------    ------    ------   ------   ------   ------   ------
 Total operating
  expenses..............    89.2    103.2      96.8      86.7     81.5     81.6     78.9     79.3
                          ------   ------    ------    ------   ------   ------   ------   ------
Income (loss) from
 operations.............    (0.4)   (17.1)     (8.0)      3.1      7.2      2.7     (0.2)     1.7
Interest and other
 income.................     3.0      5.9       3.0       2.5      2.1      2.0      2.1      2.1
                          ------   ------    ------    ------   ------   ------   ------   ------
Income (loss) before
 provision (benefit) for
 income taxes...........     2.6    (11.2)     (5.0)      5.6      9.3      4.7      1.9      3.8
Provision (benefit) for
 income taxes...........     1.0     (6.1)     (3.3)      1.1      2.8      1.3      0.5      1.0
                          ------   ------    ------    ------   ------   ------   ------   ------
Net income (loss).......     1.6%    (5.1)%    (1.7)%     4.5%     6.5%     3.4%     1.4%     2.8%
                          ======   ======    ======    ======   ======   ======   ======   ======

   The trends discussed in the period comparisons above generally apply to the results of operations for our eight most recent quarters, except for certain differences discussed below.

   Our total revenues increased sequentially in the last six consecutive quarters. Software license revenues increased in each consecutive quarter except for the quarter ended June 30, 1998. The decline in that quarter was due to a reduction in OPNET Modeler sales due to the change in marketing emphasis to the OPNET IT DecisionGuru and OPNET Netbiz products. Service revenues increased in each of the last seven consecutive quarters.

   Cost of software license revenues has remained relatively constant from quarter to quarter as a percentage of software license revenues except for the quarters ended September 30, 1999 and December 31, 1999. During those two quarters, we shipped products under our March 1999 agreement with Cadence, which required a 50% payment for sales to that portion of the customer base of Cadence that uses an existing Cadence product. Cost of service revenues as a percentage of service revenues has fluctuated as the mix of services performed for customers varied between higher margin services, such as maintenance, and lower margin services, such as consulting and training.

   Total operating expenses have fluctuated primarily as a result of variations in our sales and marketing expenses. In general, sales and marketing expenses increased as a result of increasing the sales force and the level of marketing and advertising, as well as the additional commissions associated with revenue growth. In addition, beginning in the quarter ended June 30, 1999, we began to amortize over a two-year period marketing support rights we received under our March 1999 agreement with Cadence. To a lesser extent, our operating expenses have fluctuated as a result of costs associated with hiring staff and the use of outside consultants.

   We expect to experience significant fluctuations in future quarterly operating results that may be caused by many factors including, among other things:

  .  the timing of large orders;
  . changes in the mix of our sales, including product sales requiring us to make royalty payments;
  .  the timing and amount of our expenses;
  .  the cost and time required to develop new software products;
  .  the acceptance of new products introduced by us or our competitors;
  .  changes in network technology or in applications;
  .  general economic conditions; and
  .  changes in our pricing policies or those of our competitors.

Due to these and other factors, our quarterly revenues and operating expenses are difficult to forecast accurately.

Liquidity and Capital Resources

   Since inception, we have funded our operations primarily through cash provided by operating activities. In October 1997, we raised $7.0 million in venture financing, of which we used $3.4 million to repurchase stock from our existing stockholders. As of December 31, 1999, we had cash, cash equivalents, and short-term marketable securities totaling $8.7 million. We currently have no debt facilities in place or any debt outstanding.

   Cash provided (used) by operating activities was $1.9 million, $2.3 million, and $312,000 for fiscal 1997, 1998, and 1999, respectively, and ($291,000) and
$3.8 million in the nine months ended December 31, 1998 and 1999, respectively. Cash provided (used) by operating activities is primarily derived from net income, as adjusted for depreciation and amortization, and increases in deferred revenue and accrued liabilities. The cash provided by operations is generally used to fund the increases in accounts receivable as a result of the growth in our business.

   Cash used in investing activities was $969,000, $793,000, and $1.2 million for fiscal 1997, 1998, and 1999, respectively, and $666,000 and $5.6 million in the nine months ended December 31, 1998 and 1999, respectively. The funds were used primarily to purchase property, equipment, and software. In fiscal 1999 and the nine months ended December 31, 1999, these funds were also used to purchase marketing support rights from Cadence and short-term marketable securities.

   Cash provided by financing activities was $3.5 million for fiscal 1998. This reflected the net proceeds from our $7.0 million venture financing, less expenses and the $3.4 million used to repurchase common stock from our existing stockholders. The remaining proceeds were from the sale of common stock and from stock option exercises.

   We expect to experience growth in our working capital needs for the foreseeable future in order to execute our business plan. We anticipate that operating activities, as well as planned capital expenditures, will constitute a material use of our cash resources. We are also currently reviewing our space requirements and facilities needs and we anticipate leasing additional office space, which will likely increase our facilities cost. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies, or products.

   We believe that the net proceeds from this offering, together with our current cash and cash equivalents and cash generated from operations, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next 12 months. After that time, we cannot be certain that additional funding will be available on acceptable terms, or at all. If we require additional capital resources to grow our business, execute our operating plan, or acquire complementary technologies or businesses at any time in the future, we may seek to sell additional equity or debt securities, which may result in additional dilution to our stockholders.

Impact of the Year 2000

   We believe that we have identified and resolved all year 2000 problems that could significantly harm our business operations. We have not experienced any difficulties with our information technology systems or our non-information technology systems resulting from the year 2000 problems. In addition, we are not aware of any significant disruptions experienced by our vendors, suppliers, or customers associated with year 2000 problems. We do not presently anticipate any significant future costs related to the year 2000 problem. However, we believe that it is not possible to determine with complete certainty that all year 2000 problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are numerous, and therefore we will continue to monitor this issue.

Quantitative and Qualitative Disclosures About Market Risk

   We consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, and those with maturities greater than three months are considered to be marketable securities. Cash equivalents and marketable securities are stated at amortized cost plus accrued interest, which approximates fair value. Cash equivalents and marketable securities consist primarily of money instruments and U.S. Treasury bills. We currently do not hedge interest rate exposure, but do not believe that an increase in interest rates would have a material effect on the value of our marketable securities.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended by Statement of Financial Accounting Standards No. 137, this standard will be effective for us for the fiscal years and quarters beginning after March 31, 2001, and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We have not completed the process of evaluating the impact of this statement and are therefore unable to disclose the potential impact that implementing SFAS No. 133 will have on our financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements. This SAB expresses the Commission's views on applying generally accepted accounting principles to revenue recognition in financial statements. We do not expect the application of this SAB to have a material impact on our financial statements.

                                    BUSINESS

Overview

   We provide predictive network management software solutions that enable our customers to optimize the performance and maximize the availability of communications networks and networked applications. The OPNET product suite combines predictive simulation and a comprehensive understanding of network technologies to enable network professionals to more effectively design and deploy networks, diagnose network and application performance problems, and predict the impact of proposed network modifications. Our OPNET product suite consists of three primary software solutions: OPNET IT DecisionGuru for service providers and enterprises, OPNET Modeler for network equipment manufacturers, and OPNET Netbiz for service providers and network equipment manufacturers. Our software solutions allow both users and providers of networks to achieve higher levels of performance, and enhance the return on investment from their networks and applications.

   We market our products to service providers, such as telecommunications carriers, ISPs, and ASPs, large and medium-sized enterprises, and network equipment manufacturers. Since inception, we have sold our products to over 500 customers, including service providers, such as AT&T, British Telecom, MCI WorldCom, SBC Communications, Sprint, UUNET Technologies, and Vodafone Airtouch; enterprises, such as Boeing, IBM, National Semiconductor, RR Donnelley, and Texas Utilities; and network equipment manufacturers, such as 3Com, Cisco Systems, Ericsson, Motorola, Nokia, and Nortel Networks.

Industry Background

 Growth and increased complexity of networks

   Organizations are becoming increasingly reliant upon their communications networks and networked applications to successfully execute their business strategies. The increasing use of business applications, such as enterprise resource planning, corporate intranets, online transaction processing, e-mail, and streaming multimedia, has expanded the amount of network traffic within organizations, and has resulted in significant growth in underlying network infrastructures. In addition, the proliferation and widespread adoption of the Internet has expanded the role of networks beyond organizational boundaries, and these networks now represent the fundamental infrastructure for the electronic conduct of business, known as e-business or e-commerce. International Data Corporation, or IDC, estimates the number of Internet e-commerce users worldwide will grow from 142 million in 1998 to over 502 million in 2003. In addition, IDC estimates e-commerce will grow from $50 billion in 1998 to more than $1.3 trillion in 2003. As a result, most organizations are recognizing that managing the growth and operation of their communications networks is critical to their business operations.

   To support the rapidly expanding size and scope of communication requirements, network infrastructures have been developed based on a wide range of technologies. As a result, the operation of these networks is becoming increasingly complex. Service providers and enterprises must now manage the convergence of voice, data, and video traffic over wireline and wireless architectures by integrating numerous existing and emerging technologies. These technologies include Asynchronous Transfer Mode, or ATM, Internet Protocol, or IP, IP Quality of Service, or IP-QoS, Frame Relay, Synchronous Optical Network, or SONET, Code Division Multiple Access, or CDMA, Digital Subscriber Line, or DSL, and data over cable. IDC estimates that the installed base of networked PCs worldwide will grow from 232 million in 1998 to 577 million in 2003. The growth of networks and network complexity has forced organizations to confront significant challenges in the efficient and cost-effective management of networks and applications.

   Today, communications networks are sophisticated, dynamic systems that evolve on a daily basis. The rate of network and traffic growth is challenging the ability of organizations to meet required service levels on which critical business applications and operations rely. Constant evaluation of and improvements to the network are essential to maintaining business and application performance. However, since modifications to the network and its traffic have the potential to result in network failures or service level degradation, network professionals need to plan and implement network changes in a controlled manner, taking into account the potential consequences of their actions.

 Inadequacy of traditional network management solutions

   As the complexity of networks continues to increase, so does the need for sophisticated solutions to manage network resources effectively. GartnerGroup estimates that the markets for network management software and application performance and availability management software will grow from $3.6 billion in 1999 to $7.1 billion in 2003. To date, network management systems have primarily played a reporting role. These systems typically collect, store, and analyze data about the traffic on the network, the status and performance of network devices and links, and the availability of network services and applications. While these traditional network management solutions play an important role in managing networks, they are limited by their focus on reporting past and present information. As a result, these solutions are primarily reactive to events occurring within the network.

   Reactive network management solutions do not adequately support key network management functions, including network design and deployment, deployment of applications, capacity planning, contingency planning, traffic engineering, budgeting, and deployment of network policies. This is because traditional network management products provide limited insight into how network resources will perform in response to future events. In general, the support for future planning provided by reactive network management products is limited to trend analysis and simple projections as to when key network and system resources will become overloaded. Traditional solutions are not able to forecast the impact of important changes that frequently occur in networks, such as traffic growth, failure of network components, adoption of new networking technologies, and reorganization of network assets. In addition, these solutions do not generally take into account the network as a whole, the interaction among network components, and the complex behaviors that are inherent to modern networks.

 Market opportunity

   To remain competitive, organizations must deal with increased complexity, rapid growth, and continuous change in their communications networks. At the same time, every change to the network environment introduces the potential for performance degradation or system failures, and therefore, business interruptions and lost revenue. As a result, organizations need predictive network management solutions that allow them to evaluate network and application performance in future scenarios. A predictive capability allows network professionals not only to test network and application performance under a wide range of operating conditions, but also to determine which network technologies are best suited to ultimately solve business problems. Business executives and network professionals need a comprehensive network management solution that allows them to design and deploy networks and implement network changes that:


  .  optimize overall system performance;

  .  maximize system availability;

  .  leverage emerging communications and networking technologies;

  .  ensure service levels are met for business-critical applications; and

  .  proactively manage network growth, complexity, and costs.

The OPNET Solution

   Our suite of products represents the next generation of software solutions that advances network and application management beyond reactive problem identification and reporting to proactive problem resolution and avoidance. The OPNET product suite combines predictive simulation and a comprehensive understanding of network technologies to enable network professionals to more effectively design and deploy networks, predict the impact of proposed network modifications, and diagnose network and application performance problems. The ability of our products to accurately model and simulate network and application performance is also valuable in the design and testing of new network equipment and technologies and is an effective sales tool for professionals who design and deploy networks. We believe that our software products provide the following benefits to our customers:

     Reduced network operating risks. Our products enable our customers to more effectively manage the risks associated with the necessary implementation of network upgrades and new services by helping network managers evaluate which measures can be taken to minimize potential network disruptions and maintain required service levels. For example, an enterprise deploying a new application on its network can use our products to determine if the performance of the application will meet prescribed service levels and to what extent the network traffic generated by the new application will compromise the service levels of existing applications on the network. Service providers can use our products as part of their overall planning process to minimize the risk that growth in their subscriber base or restructuring of their network infrastructure will jeopardize the availability or performance of their services.

     Increased productivity and competitiveness. By using our products, network managers and application deployment teams can gain greater control over the performance of business applications that are critical to employee productivity and the competitiveness of the business. Our products enable network professionals to diagnose and resolve application performance problems that can prevent employees from carrying out essential business tasks. In addition, our products support informed decision-making and planning for network infrastructures that carry vital business data, including e-commerce and e-business transactions. Our products also enable network manufacturers to test their technologies more thoroughly, while considering a wider range of alternative designs, resulting in more robust networking products and faster introduction of products to the marketplace.

     Reduced network operating costs. Our OPNET suite of products enables our customers to better determine the appropriate financial commitments that should be made for network resources, including bandwidth, advanced network technologies, and network hardware. Using our products, network managers and planners can compare relative benefits of alternative technologies and network designs, and weigh these benefits in relation to the corresponding operational costs. Our products also provide organizations that operate networks the ability to determine achievable service levels and to understand whether network changes will render service levels unacceptable. By proactively managing service levels, these organizations are better able to reduce service level agreement violations that may require paying costly penalties to their clients.

     New revenue opportunities. The increasing complexity and scale of networks is creating challenges for organizations that sell network equipment and network services. Our products help sales organizations automate the network design and proposal process and create competitive and consistent proposals, thereby streamlining the sales cycle. This allows sales representatives to focus on a greater number of sales opportunities. Additionally, our customers' sales forces can leverage the predictive capabilities of our products to demonstrate the performance of the proposed network or network service prior to deployment. We believe that these features allow our customers to differentiate themselves from their competitors and enable the purchasers of network equipment and services to make better informed and quicker buying decisions.

     Improved customer satisfaction. Our products improve satisfaction of network end users by enabling our customers, which are the providers of network services and technologies, to proactively manage and improve the quality and performance of their offerings. By using our products' predictive capabilities, service providers can ensure that adequate measures are taken to maintain the availability and performance of their services to their clients over networks experiencing rapid traffic growth and the introduction of changing technologies. For example, an ASP can use our software to uncover the primary factors that can contribute to the poor performance of an application and then determine the preferred approach to improving the application's performance.

Strategy

   Our objective is to enhance our leadership position in the market for predictive network management software solutions. To achieve this goal, we are pursuing the following strategies:

     Increase penetration within the service provider market. We believe that we can achieve significant additional penetration within the service provider marketplace, which includes telecommunications carriers, ISPs, and ASPs, by creating extensions to our existing software products to address their specific network management needs. We also intend to focus additional sales resources on service provider accounts and adopt service provider-specific price structures that scale with the size of managed networks. We expect to increase sales within this market by leveraging relationships with our network equipment manufacturer customers, including Cisco Systems and FORE Systems, who sell hardware to service providers, through a combination of reselling, referrals, and joint marketing arrangements.

     Expand direct sales channel. We believe that there is significant untapped demand for our software products and we plan to meet this demand by increasing the number of our direct sales representatives. We currently employ 20 direct sales representatives in the United States and expect to expand our sales team by aggressively hiring qualified sales representatives. We intend to continue to invest significant marketing and sales resources to support our direct sales channel and intend to increase market awareness by expanding our advertising, trade shows, direct marketing, customer seminars, and other marketing efforts.

     Expand global sales efforts. Our international sales activities are currently conducted by our distributors that resell only OPNET Modeler in France, Germany, Scandinavia, the United Kingdom, the Middle East, India, Pakistan, Australia, China, Japan, Korea, and Singapore. We intend to accelerate the growth of our international sales both by increasing the number of international distributors and by enabling and training our current and new distributors to sell the entire OPNET suite of products. We also intend to focus technical sales resources on strengthening our distributors' sales, marketing, and training programs. We intend to establish technical sales support centers in selected regions.

     Leverage our existing customer base. We currently have an installed base of over 500 customers that we believe provides us with significant opportunities for additional sales of our current and future products. We have successfully expanded license revenues within many customer organizations by selling additional licenses for the same products as well as complementary products from the OPNET product suite, and we believe additional opportunities exist for these types of sales. In addition, our solutions are built on a modular, flexible architecture, which allows us to deliver new functionality to our customers in the form of product modules and model libraries designed to work with our existing products. We intend to develop focused sales programs that will leverage our new offerings, as well as the goodwill we have established, to increase revenue from our existing customer base.

     Further extend technology and product leadership. We believe that our OPNET suite of products is the most comprehensive predictive network management software solution currently available. We intend to maintain our product and technology leadership by enhancing the functionality of existing products and introducing new products through internal research and development and, potentially, through acquisition of technologies or businesses. We plan to enhance our products with additional capabilities, including additional interfaces to the operational network environment; an expanded library of existing and emerging network protocols, applications, and communications standards; and additional network service and equipment cost/benefit analysis features.

     Develop additional strategic relationships. We have created marketing programs to sell our software to professional services organizations, including Andersen Consulting, PricewaterhouseCoopers, Entex, and Enterprise Networking Systems, and to provide them with the support and information they need to maximize their success using our products. These programs facilitate our access to the large number of organizations which outsource information technology and networking services. We expect this strategy to lead to increased sales of our products, not only among our professional services customers, but also among their clients. We also have technology relationships with other network management software vendors, including Hewlett-Packard, Agilent Technologies, Tivoli Systems, Concord Communications, and Netscout Systems, and expect to continue to develop other technology relationships, as well as to pursue joint marketing and selling opportunities of our complementary solutions.

Products

   Our products use predictive simulation technology to support the assessment of future network and application performance under a wide range of operating conditions. Our products include model libraries that permit the simulation and analysis of major network technologies and communication protocols, such as Transmission Control Protocol/Internet Protocol, or TCP/IP, IP-QoS, voice over IP, Virtual Private Networks, or VPNs, Virtual Local Area Networks, or VLANs, Signalling System Seven, or SS7, IP compression, data over cable, and ATM. We sell both off-the-shelf and customized products that offer interfaces to traditional network management systems and popular integration platforms, such as HP OpenView Network Node Manager, Tivoli NetView, Netscout Systems Manager Plus, and Oracle database products. The following chart summarizes our OPNET product suite:


  Product               Description                Target Customers
--------------------------------------------------------------------------------
  OPNET IT DecisionGuru Enables users to predict   Service providers and enterprises
                        the performance of
                        networks and
                        applications


--------------------------------------------------------------------------------
  OPNET Modeler         Enables users to           Network equipment manufacturers
                        evaluate how networking
                        technologies and
                        products they are
                        developing will perform
                        under simulated network
                        conditions


--------------------------------------------------------------------------------

  OPNET Netbiz          Facilitates and            Service providers and network
                        accelerates the sales      equipment manufacturers
                        process by automating
                        network design and
                        proposal generation


--------------------------------------------------------------------------------

  OPNET Modules         Provide enhanced           Entire customer base
                        functionality for our
                        primary software
                        products


--------------------------------------------------------------------------------

  OPNET Model Libraries Libraries of models that   Entire customer base
                        simulate the behavior of
                        networking technologies
                        and communication
                        protocols


   OPNET IT DecisionGuru. We began commercial distribution of OPNET IT DecisionGuru in August 1998. OPNET IT DecisionGuru uses our predictive simulation and modeling technology, which combines software models of network components, protocols, and applications into a single overall model, in order to forecast many aspects of network behavior. This capability enables service providers and enterprises to predict the performance of their networks and applications under a wide range of potential scenarios. OPNET IT DecisionGuru allows users to make comparisons among alternative approaches to managing the evolution of their networks and managing change within their networks, such as adopting new technologies, increasing capacity, and reorganizing assets. OPNET IT DecisionGuru also provides detailed views of an application's performance within a network. This enables network managers and application deployment teams to understand the impact on existing applications of implementing a new application, as well as the ability of a network to support the resulting traffic. OPNET IT DecisionGuru supports many popular communication protocols and networking technologies that operate within wireline and wireless networks.

   OPNET Modeler. OPNET Modeler was our first product and was introduced in 1987. OPNET Modeler uses our device and protocol design environment, as well as our predictive simulation technology, to enable our customers to build software models of a broad range of network devices, communication protocols, and applications, and to combine these models to run simulations in order to predict network behavior and performance. These capabilities support the design, modeling, and development of network equipment and protocols. OPNET Modeler enables network equipment manufacturers to test product designs in a wide variety of scenarios prior to manufacturing. Using OPNET Modeler, network technology and equipment designers gain a better understanding of design tradeoffs earlier in the product development process, reducing the need for time-intensive and expensive hardware prototyping.

   OPNET Netbiz. We began commercial distribution of OPNET Netbiz in August 1998. OPNET Netbiz is designed to facilitate and accelerate the sales processes of service providers and network equipment manufacturers. OPNET Netbiz enables our customers' sales forces to quickly and automatically generate network service and equipment proposals based on their clients' requirements by using advanced network design techniques. OPNET Netbiz can interface with our customers' applications for order processing, work-order generation, and provisioning. OPNET Netbiz is Web-enabled to allow our customers' clients to create network designs over the Internet prior to purchasing services and products.

   OPNET Modules. We develop and sell a variety of software modules that provide enhanced functionality to OPNET IT DecisionGuru, OPNET Modeler, and OPNET Netbiz. Currently available OPNET modules include:

  . Application Characterization Environment, for analyzing, diagnosing, and simulating the performance of applications within a network based on network traffic samples;

  . Multi-Vendor Import, for importing network infrastructure and traffic information from other network management software applications;

  . Expert Service Prediction, for the definition and compliance testing of service level agreements;

  . Radio and Terrain Modeling, for modeling wireless networks and the effects of terrain on those networks; and

  . ERP NetworkGuru for SAP/R3, for the planning and analysis of SAP application deployments, their effect on the network, and their ability to perform effectively within an existing network environment.

   OPNET Model Libraries. The model libraries are used by OPNET IT DecisionGuru and OPNET Modeler to simulate and analyze major networking technologies and communication protocols. These libraries provide the building blocks used to generate models of networks. OPNET IT DecisionGuru and OPNET Modeler include extensive libraries of popular and emerging networking technologies and communication protocols, such as TCP/IP, hypertext transfer protocol, or HTTP, Open Shortest Path First routing, or OSPF, ATM, frame relay, and IP-QoS. Some of our model libraries are included in our base products and others are available for an additional fee.

Technology

   Our technologies for modeling, designing, visualizing, and simulating networks are based on extensive research and development efforts carried out over the past 13 years. The following diagram summarizes the essential components of our products:

         The center and left side of this space contains a flowchart captioned OPNET Modeler. This flowchart contains three columns of large icons, the center and right col umns of which are contained within a flowchart captioned OPNET IT DecisionGuru. A large icon captioned Device/Protocol Design Environment appears in the left column; an arrow leads to a large icon in the center column captioned Model Libraries (which has attached to it a small icon captioned ERP DecisionGuru); an arrow leads to a large icon below captioned Simulation Engine (which has attached to it small icons captioned Wireless Modeling and Parallel Simulation); an arrow leads to a large icon below captioned Performance Analysis and Reporting Engine (which has attached to it a small icon captioned Expert Service Prediction). The right column in this flowchart has a large icon captioned Network and Traffic Import Engine (which has attached to it small icons captioned MVI and ACE); an arrow leads to a large icon below captioned Network Object Store & Visualizer: design and analysis environment (this icon is also linked by arrows to the Simulation Engine, Performance Analysis and Reporting Engine, and OPNET Integration Platform icons).

         The right side of this space contains a flowchart depicting OPNET Netbiz. Icons captioned Product Data and Configuration and Design Rules are linked to an icon captioned OPNET Integration Platform (which, in turn, contains icons captioned Customized Workflow for Network Design (web-enabled) and Customized Reporting (Proposals, bills of materials, and work orders)). The margin of this flowchart extends to the left to enclose the icon noted above captioned Network Object Store & Visualizer.

         Below the above-described graphics is a legend noting the symbols representing Database and Module, as well as the acronyms MVI: Multi-Vendor Import and ACE: Application
         Characterization Environment.

   OPNET Modeler serves as a foundation for our other products, providing the broadest array of functionality. OPNET IT DecisionGuru and OPNET Netbiz represent progressively easier to use products, with functionality designed to address specific business needs. All of the primary products within the OPNET product suite use a significant amount of shared core software, allowing us to create new products more efficiently and fostering the interoperability of our products.

     Simulation engine. A key capability of OPNET IT DecisionGuru and OPNET Modeler is the ability to perform detailed simulations of networks in order to understand how they will perform in a wide range of scenarios. The core support for this capability is provided by the simulation engine, which sequences a network model through a series of events, representing activity within the network. The simulation engine has been designed to be highly efficient and scalable, in order to support simulations of large networks that transport substantial volumes of network traffic. We have developed and are testing a parallel simulation module that will augment the simulation engine to provide support for running simulations on computers with multiple processors in order to enhance simulation speed. Currently, this module is designed only for simulation of wireless networks but we plan to extend this capability to other types of networks in the future.

     Model libraries. A network model consists of software objects that correspond to the devices, computers, and links that constitute the actual network of interest. The behavior of these objects is controlled by models of devices, computers, applications, communication protocols, and links. Many network devices are highly complex, incorporating the functionality of several dozen communication protocol models and application models. These communication protocol models and application models are provided in OPNET's model libraries, which consist of a broad range of models that represent the behavior of standard and popular communication protocols, applications, and networking technologies. The models within the OPNET model libraries are based on a variety of information sources, including standards documents, industry literature, publicly available source code, input from our network equipment manufacturer customers, and tests performed in a laboratory environment. These models simulate many essential characteristics of the actual network components and interact with each other within the context of a discrete-event simulation, in order to predict the behavior and performance of an overall network. Many of our models are also enabled to perform hybrid simulation, a novel technique that we developed, which combines discrete-event simulation with sequences of fast computations and mathematical calculations to accelerate simulation run times.

     Our model libraries are developed and maintained using OPNET Modeler. Customers who use OPNET Modeler frequently create extensions to the models that we provide, as well as develop entirely new models to represent emerging protocol standards, unique applications and protocols, or legacy systems that are not yet included in our libraries. Users may share their models with each other, either directly or through an on-line database that is accessible over the Internet.

     Network object store and visualizer. The network object store contains the essential network information which is used by each of our products. OPNET software represents networks as a collection of data objects, each of which corresponds to a network component, such as a network device, a communications link, or a computer. OPNET software organizes these data objects into the network object store for each network of interest. The network visualizer provides a graphical user interface for viewing, modifying, or configuring the network represented in the network object store.

     Network and traffic import engine. Our product suite provides interfaces to other network management software so that our customers can leverage information collected by those applications. Network and traffic import is currently based on the Application Characterization Environment and the Multi-Vendor Import Module. These modules allow our customers to import information about how a network is constructed and the patterns of the traffic that flows through the network. This information forms a model of a network as it is currently built and operating. Modifications and extensions to the network and traffic model can then be performed within the OPNET software to study the impact of proposed or anticipated changes. Our OPNET software currently provides the ability to import information from HP OpenView Network Node Manager, Tivoli NetView, Netscout Systems Manager Plus, Agilent NetMetrix, and Network Associates Sniffer Network Analyzer and other network analyzer products. We intend to develop additional interfaces to other popular network management software products to broaden our customers' ability to generate models of their networks automatically.

     Device and protocol design environment. OPNET Modeler provides a design environment to define models of network devices, protocols, and applications. These models can then be used as building blocks for modeling entire networks, or portions of networks, in order to proactively manage performance. The device and protocol design editors are used primarily by network equipment manufacturers, network industry researchers, and our own staff to develop libraries containing models of major network technologies.

     Performance analysis and reporting engine. As a network simulation runs, the elements of the network model record information about their performance and behavior, in the same way probes or traditional management systems record and report vital performance statistics of actual networks. Performance statistics of interest to network managers include the response times experienced by users of applications, the utilization of communication links, and the number of connections that failed to be established over the network. Our software selects, aggregates, processes, and presents statistics in the form of graphs, charts, service level agreement exception reports, and animations. Graphs, charts, and service level agreement exceptions can be viewed within the OPNET software products or through a standard Web browser.

     Wireless modeling infrastructure. Our software provides wireless network modeling and simulation capabilities based on the Radio Module and the Terrain Modeling Module. Using these modules, our users are able to predict and analyze the performance of applications and communication protocols running over wireless and combined wireline/wireless infrastructures, taking into account complex factors that are inherent to wireless environments, including intermittent availability of links, radio interference, terrain effects, and time-varying signal strength for mobile devices.

     OPNET integration platform. The OPNET integration platform allows our customers to develop tailored applications. The OPNET integration platform is a collection of software modules that provides developers the capability to rapidly create user interfaces, workflows, visualizations, and reports, to form a comprehensive network design and analysis solution that meets unique customer requirements. The OPNET integration platform is specifically designed to incorporate knowledge of networking concepts, which allows developers to focus on the aspects of the application that reflect their proprietary product lines, business practices, and design configuration rules.

Customers

   We have licensed our software to over 500 organizations worldwide. Our customers include:

  . service providers, including telecommunications carriers and ISPs;

  . large and medium-sized enterprises that rely on networks to conduct business, including organizations that provide consulting for the planning, design, and troubleshooting of networks; and

  . network equipment manufacturers.

   In the nine months ended December 31, 1999, we generated 21.5% of our total revenues from customers located outside North America. No single customer accounted for more than 10% of our total revenues in any of the last three fiscal years.

   The following is a representative list of organizations that have licensed at least $40,000 of our software:


                               Service Providers

 AT&T                     France Telecom             Sprint
 AT&T Wireless            Inmarsat                   Swiss Telecom
 Belgacom                 INTELSAT                   Teledesic
 Bell Atlantic            Korea Telecom              Telia
 Bell Canada              MCI WorldCom               Telstra
 British Telecom          Orbital Sciences           US West
 Comsat                   SBC Communications         UUNET Technologies
 Deutsche Telekom                                    Vodafone Airtouch


                                  Enterprises

 Abbott Laboratories      DIRECTV                    NetEffect
 Aerospatiale Matra       Entergy                    Oracle
 Andersen Consulting      IBM                        RR Donnelley
 Baker Hughes             Internal Revenue           SAP
 Boeing                   Service                    Spiegel
 DaimlerChrysler          NASA                       Texas Utilities
 Daimler-Benz             National Semiconductor


                        Network Equipment Manufacturers

 3Com                     GTE                        Newbridge Networks
 Advanced Micro Devices   Hewlett-Packard            Nokia
 Alcatel                  Hughes Electronics         Nortel Networks
 Ascom                    Intel                      Philips Electronics
 CableLabs                ITT Industries             QUALCOMM
 Cisco Systems            Lockheed Martin            Raytheon
 E-Systems                LSI Logic                  Rockwell
 Ericsson                 Lucent Technologies        Scientific Atlanta
 FORE Systems             Matsushita Electric        Siemens
 Fujitsu                  Industrial                 ST Microelectronics
 GEC Marconi Avionics     Motorola                   Toshiba
 General Instruments      NEC                        TRW
                          Network Equipment
                          Technologies



   The following examples show how some customers use our products:

Cisco Systems

   The challenge. Cisco Systems is a leading provider of networking equipment and solutions. Because of the rapid pace at which new technology is emerging, Cisco Systems desired software solutions to quickly demonstrate and quantify the impact and value of new technologies for service providers.

   The solution. OPNET Modeler and OPNET IT DecisionGuru are being used by Cisco Systems to shorten development cycles and deliver its New World hardware to ISPs faster and more cost-effectively. OPNET Modeler accelerates the development process by providing a simulated environment for testing protocols and hardware designs, allowing Cisco Systems to test protocol behavior and simulate traffic flow in a wide range of scenarios that closely mirror real-world ISP infrastructures. In addition, OPNET IT DecisionGuru's virtual proving ground quickly and efficiently demonstrates the value of Cisco Systems-based networks to ISPs.

Idea Integration

   The challenge. Idea Integration specializes in e-commerce and network infrastructure development as a division of Modis Professional Services, a large North American IT consulting firm. An international petro-chemical company engaged Idea Integration for assistance in evaluating the impact of SAP R/3 implementation of the existing U.S. and European Local Area Network/Wide Area Network, or LAN/WAN, infrastructure and to recommend needed changes. A key success metric for Idea Integration was to ensure that R/3 transaction response times between the client's European R/3 data center and their 23 U.S. facilities complied with stringent service-level agreements.

   The solution. Using OPNET IT DecisionGuru, Idea Integration modeled the client's entire distributed infrastructure in a virtual software environment. Simulations were then run to determine the sources of poor performance and enable Idea Integration to experiment with possible solutions. By running typical and worst-case scenarios, Idea Integration delivered precise recommendations on router and application configurations as well as WAN capacity requirements. Idea Integration's recommendation provided significant reductions in company-wide average SAP response times. This increased overall company productivity and generated a recurring WAN cost savings.

Sales and Marketing

   We sell our software through our direct sales force, our international distributors, and a number of original equipment manufacturers and resellers. We have marketing relationships with original equipment manufacturers Hewlett-Packard and Agilent Technologies. In North America, the majority of our sales are made by our direct sales force. As of February 29, 2000, our sales and marketing organization consisted of 44 employees located in our headquarters in Washington, D.C., and our offices in Boston, Dallas, and Santa Clara. We intend to expand our sales and marketing organization through aggressive recruiting of qualified individuals.

   Our direct sales force is organized into two primary groups; one group focuses on selling OPNET IT DecisionGuru and OPNET Netbiz to our service provider and enterprise customers as well as OPNET Netbiz to our network equipment manufacturer customers, and the other group focuses on selling OPNET Modeler to our network equipment manufacturer customers. Our international sales activities are primarily conducted by our 10 distributors that resell OPNET Modeler in France, Germany, Scandinavia, the United Kingdom, the Middle East, India, Pakistan, Australia, China, Japan, Korea, and Singapore. International sales activities are managed by our vice president of marketing and international business development. In addition, we intend to establish technical sales support centers in some of our markets in order to better support our distributors.

   We engage in marketing activities to increase awareness of our products among our potential customer base and to create sources of leads for our sales organization. Our marketing activities include:

  . participation in networking industry tradeshows;

  . seminars that introduce the capabilities of our software to potential customers;

  . seminars designed specifically for organizations that are already our customers, but present significant potential for additional license sales;

  . advertisement in trade journals and networking-oriented Web sites;

  . direct mailings to potential customers;

  . product briefings with industry analysts; and

  . a variety of public relations activities, including our annual international user conference.

   For each of the last three years, we have sponsored OPNETWORK, an annual international user conference convened in Washington, D.C. that focuses on predictive network management for professionals in all areas of networking and information technology. OPNETWORK '99, held in August 1999, included more than 290 hours of presentations and more than 60 guest speakers. Over 500 people attended OPNETWORK '99, representing a 65% increase from the previous year.

Service and Support

   Our service and support offerings include:

  . consulting and customization services;

  . software maintenance, which includes providing software updates for major and minor revisions;

  . technical support by telephone, e-mail, or fax; and

  . training, which includes courses that enable our customers to more effectively use our products.

   We offer consulting services to assist our clients in customizing their OPNET products. In particular, our customers typically buy customization services with their purchase of OPNET Netbiz. Customization services are performed by our consulting staff, which consists of software development engineers, quality assurance engineers, technical documentation specialists, and product managers. Some customers also choose to engage our consulting services in proactive network management projects, including network planning, network design, diagnosis of network performance problems, and communication protocol design.

   Software maintenance and technical support are purchased by our customers as a single package. The fee for this service is generally determined as a percentage of the current price of product licenses.

   We provide customer support from our support center at our headquarters in Washington, D.C. Our technical support services are supported by a comprehensive information system that ensures that customer inquiries are addressed promptly, tracked until fully resolved, and recorded for future reference. Reports on the overall responsiveness of the technical support infrastructure, and the status of pending customer inquiries, are provided regularly to our technical support staff, technical support management, and executive management.

   We have a core team of technical support staff supplemented by a number of product developers and consultants who perform technical support on a rotational basis. This staffing approach ensures that customers have access to the best available product expertise, while simultaneously providing product developers with direct customer feedback, which in turn helps us improve our products.

   We regularly offer training courses to our customers to assist them in maximizing the benefit they receive from using our products. Our training classes cover a broad range of topics. Training classes are offered at our headquarters in Washington, D.C., our facilities in Santa Clara, California, and at our customers' locations. As of February 29, 2000, our training staff consisted of four employees.

Research and Development

   We believe that our ability to enhance our current products, and create new products in response to the needs of our customer base will be an important factor for our future success. Accordingly, we intend to continue to commit significant resources to product research and development. We expect to accomplish a large part of our product improvements and new product development through internal development efforts. New capabilities may also be integrated into our product lines through the acquisition of technologies or businesses, or the licensing of externally developed technologies.

   Our total expenses for research and development for fiscal 1997, 1998, and 1999 were $2.1 million, $3.2 million, and $4.9 million, respectively. Our research and development efforts to date have been conducted in their entirety at our headquarters in Washington D.C., and all related costs have been expensed as incurred. As of February 29, 2000, our research and development staff consisted of 44 engineers and technical professionals.

   Our research and development efforts are directed at increasing our revenues by expanding the scope of our solutions to address additional customer requirements. Our existing customers provide a meaningful source of information which we use, and expect to continue to use, in order to guide our future product development. In addition, we invest, and intend to continue to invest, in research and analysis of trends in our industry and our product markets, and we expect that our future products will reflect the results of these analyses.

   Our current research and development efforts are focused on the following:

  . expansion of our model libraries to provide comprehensive coverage of additional major networking standards and technologies;

  . design and packaging of vertical solutions optimized to meet the specific needs of service providers, based on our existing technologies;

  . additional interfaces to other network management products in order to maximize leverage of information about the existing network environment;

  . new technologies to automate analysis of simulation results and diagnosis of performance problems;

  . new technologies that use information collected from the current environment and results predicted by simulations to make recommendations to our customers;

  . advanced techniques for reducing simulation run times, including hybrid simulation, which combines traditional simulation with sequences of fast computations and mathematical calculations, and parallel simulation, which allows simulations to take advantage of computers with multiple processors; and

  . flexible network design and optimization techniques to generate network designs based on customer requirements.

Competition

   The market for our products is evolving rapidly and is highly competitive. We believe that this market is likely to become more competitive as the demand for predictive network management solutions continues to increase. Although none of our competitors offers a solution that is identical to ours, we are subject to current and potential competition from:

  . software vendors with predictive network management offerings, such as Compuware, and application performance diagnosis solutions, such as Optimal Networks;

  . consultants who offer predictive network management advisory services;
    and

  . customers who develop their own predictive network management capabilities, either internally or through outsourcing.

OPNET Netbiz also competes with solutions designed to facilitate and automate sales processes in general.

   In addition, it is possible that other vendors as well as some of our customers or distributors will develop and market competitive solutions in the future. Many of our current and potential competitors are larger and have substantially greater financial and technical resources than we do.

   We believe the principal competitive factors affecting the market for our software products are the following:

  . scope, quality, and cost-effectiveness of network management solutions;

  . industry knowledge and expertise;

  . the interoperability of solutions with existing network management solutions;

  . product performance, accuracy, technical features, ease of use, and price; and

  . customer service and support.

   Although we believe we compete favorably in the industry, the market for network management solutions is intensely competitive and characterized by rapid technological change and a number of factors could affect our ability to compete in the future.

Intellectual Property

   We rely on a combination of copyright, trademark, patent, and trade secret laws, confidentiality agreements, and contractual provisions to protect our intellectual property. However, we believe that these laws and agreements afford us only limited protection. Despite our efforts to protect our intellectual property, unauthorized parties may infringe upon our proprietary rights. In addition, the laws of some foreign countries do not provide as much protection of our proprietary rights as do the laws of the United States.

   We currently hold registered trademarks in the United States for OPNET and OPNET Modeler, and have pending applications in the United States for the trademark registrations of IT DecisionGuru and Netbiz. We also hold additional registered trademarks in the United States and have additional pending applications. We have applied for trademark protection in a number of international jurisdictions. In addition, we have two pending patent applications for technologies related to the OPNET product suite.

Employees

   As of February 29, 2000, we had 139 full-time employees, all of whom were located in the United States. These included 44 in sales and marketing, 30 in professional services, 44 in engineering, research, and development, and 21 in finance and administration. Our employees are not represented by a collective bargaining agreement and we consider our relations with our employees to be good.

Facilities

   Our corporate office and principal facility is located in Washington, D.C. and consists of approximately 21,000 square feet of office space held under a lease that expires on December 31, 2000. We also occupy an additional 7,100 square feet of space in the same building under a sublease that expires on October 31, 2002. We also lease office space in Boston, Dallas, and Santa Clara. We believe that our facilities will meet our needs through the next six months, and we may relocate our headquarters to a larger facility in the Washington, D.C. metropolitan area.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors, and Key Employees

   Our executive officers, directors, and some other key employees, and their ages as of February 29, 2000, are as follows:

 Name                              Age Position
 ----                              --- --------
 Executive Officers and Directors:

                                       Chairman of the Board and Chief
 Marc A. Cohen....................  36 Executive Officer
                                       President, Chief Technology Officer and
 Alain J. Cohen...................  32 Director
 George M. Cathey.................  34 Senior Vice President of Engineering
                                       Senior Vice President of Finance and
 Joseph F. Greeves................  42 Chief Financial Officer
 Pradeep K. Singh.................  31 Senior Vice President of Engineering,
                                       Model Research and Development
 Bruce R. Evans (1)(2) ...........  40 Director
 Steven G. Finn, PhD (1) .........  53 Director
 William F. Stasior (1)(2)........  59 Director

 Key Employees:

 Erika J. Bohrer..................  31 Vice President of Human Resources
                                       Vice President of Strategic Business
 Melanie A. Houghton..............  36 Development
 Steven R. Johnson................  38 Vice President of Partner Programs
 Randolph W. Jones................  30 Vice President of IT Sales
                                       Vice President of Marketing and
 Todd J. Kaloudis.................  25 International Business Development
 Eric R. Martin...................  28 Vice President of OPNET Modeler Sales
                                       Vice President of Information Systems
 Alberto Morales..................  34 and Chief Information Officer
                                       Vice President of Engineering,
 Eric S. Nudelman.................  31 Applications and Training
 Annukka Piironen.................  29 Vice President of Consulting Services
 Michael D. Powers................  30 Vice President, Solutions Group

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Marc A. Cohen, one of our founders, has served as our chairman of the board since our inception in 1986 and as our chief executive officer since 1994. From 1986 to 1992, Mr. Cohen was also a consultant with Booz.Allen & Hamilton, an international management and consulting company. Mr. Cohen received a bachelor's degree in engineering science from Harvard and a master's degree in electrical engineering from Stanford.

   Alain J. Cohen, one of our founders, has served as our president and chief technology officer and as a member of our board of directors since our inception. Mr. Cohen received a bachelor's degree in electrical engineering from M.I.T.

   George M. Cathey has served as our senior vice president of engineering since March 1999. From March 1991 to March 1999, Mr. Cathey served as our director of core technologies. Mr. Cathey received bachelor's and master's degrees in electrical engineering and computer science from M.I.T.

   Joseph F. Greeves has served as our chief financial officer since November 1998 and as our senior vice president of finance since December 1999. Mr. Greeves also served as our vice president of finance from November 1998 through December 1999. From November 1997 to August 1998, Mr. Greeves served as vice president and chief financial officer of ACE*COMM, a telecommunications software company. From January 1995 to July 1997, Mr. Greeves served as vice president and chief financial officer of Fusion Systems, a semiconductor technology company. Mr. Greeves is a certified public accountant and received a bachelor's degree in accounting from the University of Maryland.

   Pradeep K. Singh was appointed as our senior vice president of engineering, model research and development in March 2000. From January 1998 to March 2000, Mr. Singh served as our vice president of engineering, model research and development. From September 1995 to January 1998, he served as our director of model research and development. From October 1994 to August 1995, he was one of our software engineers. Mr. Singh received a bachelor's degree in engineering from Delhi College of Engineering (India) and a master's degree in electrical engineering from Clemson.

   Bruce R. Evans has served as a member of our board of directors since September 1997. Mr. Evans has been with Summit Partners, a venture capital firm, since 1986, serving as a general partner since 1991. Mr. Evans currently serves on the boards of directors of DSET, Omtool, and Private Business.

   Steven G. Finn has served as a member of our board of directors since March 1998. Dr. Finn has been a principal research scientist and lecturer at M.I.T. since 1991. Dr. Finn has also served as a consultant with Matrix Partners, a venture capital firm, since 1991.

   William F. Stasior has served as a member of our board of directors since March 1998. Since October 1999, Mr. Stasior has served as senior chairman of Booz.Allen & Hamilton. From 1991 to October 1999, Mr. Stasior served as chairman of Booz.Allen & Hamilton. Mr. Stasior also served as chief executive officer of Booz.Allen & Hamilton from 1991 to April 1999.

   Erika J. Bohrer has served as our vice president of human resources since March 1999. From May 1997 to March 1999, she served as our director of human resources. From May 1989 to May 1997, Ms. Bohrer held various recruiting positions with Booz.Allen & Hamilton.

   Melanie A. Houghton has served as our vice president of strategic business development since September 1999. From June 1998 to August 1999, Ms. Houghton served as our director of strategic sales, and from June 1996 to May 1998, she served as one of our sales associates. From February 1995 to May 1996, Ms. Houghton served as one of our human resources administrators.

   Steven R. Johnson has served as our vice president of partner programs since March 1999. From October 1998 to March 1999, he served as our director of marketing. From 1988 to September 1998, he held various marketing positions with Hewlett-Packard.

   Randolph W. Jones has served as our vice president of IT sales since June 1999. From October 1998 to May 1999, Mr. Jones served as senior vice president of a division of Parametric Technology Corporation, a software company. From May 1994 to October 1998, Mr. Jones served as a divisional vice president of Computer Associates International, a business software company.

   Todd J. Kaloudis was appointed as our vice president of marketing and international business development in March 2000. Mr. Kaloudis also served as our vice president of international business development from November 1999 to March 2000. From July 1999 to November 1999, Mr. Kaloudis served as a program leader of Teledesic, a software development company. From May 1998 to July 1999, he served as manager, technology strategy of Teledesic, and from September 1996 to April 1998 he served as one of Teledesic's design engineers. Prior to September 1996, Mr. Kaloudis was a student at M.I.T.

   Eric R. Martin was appointed as our vice president of OPNET Modeler sales in March 2000. From April 1999 to March 2000, Mr. Martin served as our vice president of R & D sales. From January 1998 to March 1999, Mr. Martin served as one of our sales engineers. From September 1995 to September 1997, Mr. Martin was a student and research assistant at M.I.T. From March 1995 to August 1995, Mr. Martin worked as an architectural designer for Liu and Associates (Taiwan), an urban design firm.

   Alberto Morales has served as our chief information officer since February 1997 and our vice president of information systems since March 1999. Mr. Morales also served as our director of information systems from February 1997 to March 1999. From September 1995 to February 1997, Mr. Morales served as a software engineer at FGM, a software engineering consulting company.

   Eric S. Nudelman has served as our vice president of engineering applications and training since March 1999. From March 1996 to March 1999, Mr. Nudelman served as our director of training and technical marketing services. From September 1995 to March 1996, Mr. Nudelman served as our assistant director of strategic technical programs.

   Annukka Piironen has served as our vice president of consulting services since March 1999. From August 1996 to March 1999, Ms. Piironen served as our director of consulting services and director of modeling services. From September 1995 to July 1996, she served as our director of modeling research and development.

   Michael D. Powers has served as our vice president, solutions group since March 1999. From April 1998 to March 1999, Mr. Powers served as our director of solutions group. From September 1995 to April 1998, Mr. Powers served as our director of maintenance and technical support operations. From June 1992 to September 1995, Mr. Powers was one of our applications engineers.

   Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers, except that Marc Cohen and Alain Cohen are brothers.

   Pursuant to a shareholders agreement, dated as of September 30, 1997, by and among Summit Ventures IV, L.P., Summit Investors III, L.P., Marc Cohen, Alain Cohen, and us, Summit Ventures IV, L.P. and Summit Investors III, L.P. were given the right to elect one representative to the board of directors. Mr. Evans was elected as the representative of Summit Ventures IV, L.P. and Summit Investors III, L.P. In addition, Marc Cohen, Alain Cohen, Summit Ventures IV, L.P., and Summit Investors III, L.P. were given the right to jointly elect one director who was not one of our employees and also not affiliated with Marc Cohen, Alain Cohen, Summit Ventures IV, L.P., and Summit Investors III, L.P. Dr. Finn was jointly elected by Marc Cohen, Alain Cohen, Summit Ventures IV, L.P., and Summit Investors III, L.P. These rights terminate upon the completion of this offering.

Compensation of Directors

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Following this offering, our non-employee directors will receive automatic annual grants of stock options pursuant to our 2000 director stock option plan. In November 1998, we issued shares of common stock to each of Dr. Finn and Mr. Stasior at a purchase
price of $   per share, and granted to each of Dr. Finn and Mr. Stasior an
option to purchase      shares of common stock at an exercise price of $   per
share.

Board Committees

   The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Mr. Evans and Mr. Stasior, reviews executive salaries, administers our bonus, incentive compensation, and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

   The audit committee, which consists of Mr. Evans, Dr. Finn, and Mr. Stasior, reviews the professional services provided by our independent accountants, the independence of our accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Election of Directors

   Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Mr. Evans will serve in the class whose term expires in 2001; Alain Cohen and Dr. Finn will serve in the class of directors whose term expires in 2002; and Marc Cohen and Mr. Stasior will serve in the class of directors whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which that term expires.

Compensation Committee Interlocks and Insider Participation

   We did not have a compensation committee until March 2000. Prior to that time, the entire board of directors performed the function of a compensation committee. No member of our compensation committee is an officer or employee. No interlocking relationships exist between any member of our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Agreements with Executives

   Marc Cohen and Alain Cohen each entered into a non-competition agreement with us on September 30, 1997. Under the agreements, Marc Cohen and Alain Cohen each agreed not to compete with us during the term of his employment and, in the event that his employment with us is terminated either at his voluntary election or by us for good cause, for a period of twelve months thereafter. In addition, Marc Cohen and Alain Cohen agreed not to solicit our employees or customers on behalf of any competitor during the same period. Also, Marc Cohen and Alain Cohen each agreed to protect our confidential information during his employment, except as appropriate in the performance of his duties, and after the termination of his employment.

   Mr. Cathey serves as our senior vice president of engineering pursuant to the terms of an employment agreement dated December 4, 1995. The agreement expires on December 4, 2001. Pursuant to the terms of the agreement, Mr. Cathey initially received an annual salary of $100,000, subject to periodic increases at our discretion. Mr. Cathey's salary for fiscal 1999 was $142,155. Under the agreement, Mr. Cathey agreed not to compete with us during the term of his employment and for eighteen months after termination of his employment. Mr. Cathey also agreed not to solicit our employees or customers during the same period.

   We intend to enter into an employment agreement with Mr. Greeves, our senior vice president of finance and chief financial officer. Pursuant to the terms of
the agreement, Mr. Greeves will receive an annual salary of $    , subject to
periodic increases at our discretion. We also intend to enter into a nondisclosure, non-compete, nonsolicitation and ownership of inventions agreement with Mr. Greeves, under which Mr. Greeves will agree to protect our confidential information during and after the termination of his employment, and not to compete with us during the term of his employment and for 12 months after termination of his employment.

   We intend to enter into an employment agreement with Mr. Singh, our senior vice president of engineering, model research and development. Pursuant to the
terms of the agreement, Mr. Singh will receive an annual salary of $     ,
subject to periodic increases at our discretion. We also intend to enter into a nondisclosure, non-compete, nonsolicitation and ownership of inventions agreement with Mr. Singh, under which Mr. Singh will agree to protect our confidential information during and after the termination of his employment, and not to compete with us during the term of his employment and for 12 months after termination of his employment.

Executive Compensation

   The table below sets forth, for the year ended March 31, 1999, the cash compensation earned and shares underlying options granted to our chairman of the board and chief executive officer and each of the other three executive officers who received annual compensation in excess of $100,000 for the fiscal year ended March 31, 1999, collectively referred to as the named executive officers.

                           Summary Compensation Table

                                                   Compensation
                                       Annual      Awards Long-
                                    Compensation       term
                                  ---------------- ------------
                                                      Shares
            Name and                                Underlying     All Other
       Principal Position          Salary   Bonus    Options    Compensation(1)
       ------------------         -------- ------- ------------ ---------------
Marc A. Cohen.................... $156,000     --      --           $3,000
  Chairman of the board and chief
  executive officer
Alain J. Cohen...................  156,000     --      --            3,000
  President and chief technology
   officer
George M. Cathey.................  142,155 $27,296                   3,000
  Senior vice president of
   engineering
Pradeep K. Singh.................   95,000  39,521     --            3,000
  Senior vice president of
  engineering, model research and
  development

--------
(1) Represents amounts contributed by us under our 401(k) plan.

   In March 2000, the board of directors increased the annual salary of each of Marc Cohen and Alain Cohen to $200,000.

Stock Options

   The table below contains information concerning the grant of options to purchase shares of our common stock to each of the named executive officers during the year ended March 31, 1999. The percentage of total options granted to employees set forth below is based on an aggregate of shares subject to options granted to our employees in fiscal 1999. All options were granted at or above fair market value as determined by the board of directors on the date of grant.

                                                                         Potential Realizable
                                                                               Value at
                                                                            Assumed Annual
                                                                         Rates of Stock Price
                                                                           Appreciation for
                                        Individual Grants                   Option Term (1)
                         ----------------------------------------------- ---------------------
                         Number of    Percent of
                         Securities      Total
                         Underlying Options Granted Exercise
                          Options   To Employees in   Price   Expiration
    Name                  Granted     Fiscal Year   Per Share    Date        5%        10%
    ----                 ---------- --------------- --------- ---------- ---------- ----------
Marc A. Cohen...........    --            --            --         --           --         --
Alain J. Cohen..........    --            --            --         --           --         --
George M. Cathey........                  2.4%        $        3/31/06   $          $
Pradeep K. Singh........    --            --            --         --           --         --

                       Option Grants in Last Fiscal Year

--------
(1) The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

   The table below sets forth information for each of the named executive officers with respect to the value of options outstanding as of March 31, 1999. The named executive officers did not exercise any options to purchase shares of common stock during the year ended March 31, 1999.

                   Fiscal Year-End Option Holdings and Values

                              Number of Securities
                             Underlying Unexercised   Value of Unexercised In-
                             Options at Fiscal Year-    The-Money Options at
                                       End                 Fiscal Year-End
                            ------------------------- -------------------------
    Name                    Exercisable Unexercisable Exercisable Unexercisable
    ----                    ----------- ------------- ----------- -------------
Marc A. Cohen..............     --           --           --             --
Alain J. Cohen.............     --           --           --             --
George M. Cathey...........     --                        --        $317,790
Pradeep K. Singh...........     --                        --         249,640

   There was no public trading market for our common stock as of March 31, 1999. Accordingly, as permitted by the rules of the Securities and Exchange Commission, we have calculated the value of unexercised in-the-money options at fiscal year-end on the basis of the fair market value of our common stock as of
March 31, 1999 of $   per share, as determined by the board of directors, less
the aggregate exercise price.

Stock and Benefit Plans

 Amended and Restated 1993 Incentive Stock Option Plan

   Our original stock option plan provided for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code. As
of December 31, 1999, options to purchase      shares of common stock were
outstanding under the 1993 plan. The 1993 plan provides that, in the event of a merger, liquidation or other acquisition event, our board of directors must provide that all outstanding options or other stock-based awards under the 1993 plan be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, and if within one year of the change of control, the optionee's employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted options will be immediately exercisable in full. Following this offering, our board of directors has provided that no additional grants will be made under the 1993 plan.

 2000 Stock Incentive Plan

   Our 2000 stock incentive plan was adopted by our board of directors in March 2000 and will be submitted to our stockholders for approval in April 2000. Up
to      shares of our common stock, subject to adjustment in the event of stock splits and other similar events, were reserved for issuance under the 2000 plan.

   The 2000 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

   Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 2000 plan. Under present law, however, incentive stock options may only be granted to employees.

   Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2000 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock to us, or by any combination of the permitted forms of payment.

   Our board of directors administers the 2000 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions. It may delegate authority under the 2000 plan to one or more committees of the board of directors and, in limited circumstances, to one or more of our executive officers. Our board of directors has authorized the compensation committee to administer the 2000 plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 2000 plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  . the exercise price of options;

  . the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

   In the event of a merger, liquidation or other acquisition event, our board of directors must provide that all outstanding options or other stock-based awards under the 2000 plan be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, and if within one year of the change of control, the optionee's employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted options will be immediately exercisable in full.

   No award may be granted under the 2000 plan after March 2010, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 2000 plan.

 2000 Director Stock Option Plan

   Our 2000 director stock option plan was adopted by our board of directors in March 2000 and will be submitted to our stockholders for approval in April 2000. Under the director stock option plan, directors who are not our employees will be eligible to receive non-statutory options to purchase shares of our common stock. A total of shares of our common stock may be issued upon the exercise of options granted under the director stock option plan.

   Under the terms of the director stock option plan:

  .  each person serving as a non-employee director upon completion of this
     offering will be granted an option to purchase     shares of our common
     stock;

  . each person who first becomes a non-employee director after the completion of this offering will be granted an option on the date of his or her election to purchase a number of shares of common stock
     calculated by multiplying      by the number of full calendar months
     remaining from the date of his election until the first anniversary of the last annual stockholders meeting; and

  . each non-employee director will receive an option to purchase shares of our common stock following each annual meeting of our stockholders commencing with the 2001 annual meeting of stockholders.

   These options vest immediately in full upon the option grant date. The exercise price per share of all options will equal the fair market value per share of our common stock on the option grant date, which in the case of the options to be granted upon completion of this offering will be deemed to be the initial public offering price per share in this offering. Each grant under the director stock option plan will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service.

 2000 Employee Stock Purchase Plan

   Our 2000 employee stock purchase plan was adopted by our board of directors in March 2000 and will be submitted to our stockholders for approval in April
2000. The purchase plan authorizes the issuance of up to a total of      shares
of our common stock to participating employees.

   All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than six months in any calendar year, are eligible to participate in the purchase plan once they have been employed by us or any subsidiary for a six month period. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or that of any subsidiary are not eligible to participate.

   On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize up to a maximum of 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the closing price, as defined in the purchase plan, per share of our common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the first day of the fiscal quarter beginning after the completion of this offering. In no event may an employee purchase in any one offering period a number of shares that exceeds the number of shares determined by dividing $25,000 by the average market price of a share of our common stock on the commencement date of the offering period. Our compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering.

   An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group. Marc Cohen and Alain Cohen are not eligible to participate in the purchase plan.

 401(k) Plan

   In August 1993, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We make matching contributions to the 401(k) plan, and may make discretionary and extra contributions in amounts determined annually by our board of directors. We contributed amounts to our 401(k) plan totaling approximately $77,000 in fiscal 1997, $92,000 in fiscal 1998, and $140,000 in fiscal 1999.

                              CERTAIN TRANSACTIONS

Stock Purchases by Affiliates and Related Matters

   In September 1997, we issued and sold shares of series A convertible preferred stock as set forth below at a purchase price of $48.40 per share. Upon completion of this offering, each share of series A convertible preferred
stock will automatically convert into      shares of common stock.

                                                    Number of Shares of Series A
   Name of Investor                                 Convertible Preferred Stock
   ----------------                                 ----------------------------
   Summit Ventures IV, L.P.........................           138,422
   Summit Investors III, L.P.......................             6,218

   Mr. Evans, one of our directors, is a partner of Summit Partners. Summit Partners is the general partner of the general partner of each of Summit Ventures IV, L.P. and Summit Investors III, L.P.

   In October 1997, we repurchased shares of common stock from Marc Cohen, Alain Cohen, and Mr. Cathey as set forth below at a purchase price of $ per share. Marc Cohen is our chairman of the board and chief executive officer, Alain Cohen is our president and chief technology officer and a director, and Mr. Cathey is our senior vice president of engineering.

   Name of Stockholder                          Number of Shares of Common Stock
   -------------------                          --------------------------------
   Marc A. Cohen...............................
   Alain J. Cohen..............................
   George M. Cathey............................

   In November 1998, we issued and sold      shares of common stock to each of
Dr. Finn and Mr. Stasior at a purchase price of $   per share, and granted to
each of Dr. Finn and Mr. Stasior an option to purchase      shares of common
stock at an exercise price of $   per share. Dr. Finn and Mr. Stasior are
members of our board of directors.

Option Amendment and Loan to Executive Officer

   On January 20, 2000, we amended Mr. Cathey's option agreement to purchase
     shares of common stock at $     per share, which was not then exercisable,
in order to make it immediately exercisable. Mr. Cathey then exercised the option in full on that date and borrowed $231,024 from us to pay income taxes incurred by him upon purchasing the shares under the option, as evidenced by a promissory note. The note bears interest at an annual rate of 6.0%, and all principal and accrued interest payable under the note is due on the first anniversary of this offering. We have agreed to make additional loans to Mr. Cathey, which will also be evidenced by promissory notes, if it is subsequently determined that he owes additional taxes in connection with the purchase of the shares. Any subsequent notes will also bear interest at an annual rate of 6.0%, and all principal and accrued interest payable under the notes will be due on the earlier of the second anniversary of the date of issuance of the note or the first anniversary of this offering. The loan, and any subsequent loans, are recourse to Mr. Cathey and are secured by the shares of common stock that he purchased upon the exercise of the option. The balance of principal and interest outstanding under these loans was $231,024 and $1,557, as of February 29, 2000.

Policy on Future Transactions

   Our board of directors has adopted the policy that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of February 29, 2000, assuming the conversion of all our outstanding convertible preferred stock, by:
  . each person who beneficially owns more than 5% of the outstanding shares of our common stock;
  .  each of our directors;
  .  each of the named executive officers; and
  .  all of our directors and executive officers as a group.

   The percentages shown are based on      shares of common stock outstanding
as of February 29, 2000 and      shares of common stock outstanding after this
offering, including the      shares that are being offered for sale by us in
this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 29, 2000. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o OPNET Technologies, Inc., 3400 International Drive, N.W., Washington, D.C. 20008.

                                                               Percentage of
                                                               Common Stock
                                                               Beneficially
                                                                   Owned
                                                             -----------------
                                         Shares Beneficially Prior to  After
Beneficial Owner                                Owned        Offering Offering
----------------                         ------------------- -------- --------
Summit Partners (1).....................                          %        %
 600 Atlantic Avenue
 Boston, MA 02210
Marc A. Cohen...........................
Alain J. Cohen..........................
George M. Cathey (2)....................
Pradeep K. Singh (3)....................
Bruce R. Evans (4)......................
Steven G. Finn (5)......................
William F. Stasior (6)..................
All executive officers and directors as
 a group (7 persons)(7).................

--------
 * Less than 1% of the outstanding common stock.
(1) Consists of shares of      common stock held by Summit Ventures IV, L.P.
    and      shares of common stock held by Summit Investors III, L.P.
(2) Includes      shares of common stock issuable upon exercise of outstanding options.
(3) Includes      shares of common stock issuable upon exercise of outstanding options.
(4) Consists of      shares of common stock held by Summit Ventures IV, L.P.
    and      shares of common stock held by Summit Investors III, L.P. Mr.
    Evans is the general partner of Summit Partners, which is the general partner of the general partner of both of Summit Ventures IV, L.P. and Summit Investors III, L.P. Mr. Evans disclaims beneficial ownership of the shares held by Summit Ventures IV, L.P. and Summit Investors III, L.P.
(5) Includes      shares of common stock issuable upon exercise of outstanding options.
(6) Includes      shares of common stock issuable upon exercise of outstanding options.
(7) Includes      shares of common stock issuable upon exercise of outstanding options.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. The following is a summary of the material features of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated by-laws to be effective after the completion of this offering, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of February 29, 2000, there were      shares of common stock outstanding
held by 18 stockholders of record. Based upon the number of shares outstanding as of that date, and giving effect to the automatic conversion of our outstanding convertible preferred stock and the issuance of the shares of
common stock offered by us in this offering, there will be      shares of
common stock outstanding upon the completion of this offering.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends. Upon our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption, or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid, and nonassessable. The rights, powers, preferences, and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

   At present, there is no established trading market for the common stock. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "OPNT."

Preferred Stock

   Upon the completion of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

   The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us, or discourage a third party from attempting to acquire us. Upon completion of this offering there will be no shares of preferred stock outstanding, and we do not have any current plans to issue preferred stock after this offering.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales, and other transactions involving OPNET and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our amended and restated certificate of incorporation and amended and restated by-laws to be effective upon the completion of this offering provide:

  . that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  . that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

  . that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from attempting to do so.

   Our amended and restated certificate of incorporation and amended and restated by-laws will also provide that:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors.

   Our amended and restated by-laws provide that, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

   Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the provisions of our amended and restated certificate of incorporation described above. Generally, our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal, and classification of members of the board of directors requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Limitation of Liability and Indemnification

   Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by the General Corporation Law of Delaware. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is      .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have      shares of common stock
outstanding assuming no exercise of outstanding options. Of these shares, the shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All shares of our common stock outstanding prior to this offering are subject to 180-day lock-up agreements described below and may not be sold in the public market prior to the expiration of the lock-up agreements. Banc of America Securities LLC may release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, Banc of America Securities LLC has no current plans to effect such a release. Upon the expiration of the lock-up
agreements, approximately      additional shares will be available for sale in
the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

Sales of Restricted Shares

 Days After Date
       of            Approximate Shares
 This Prospectus  Eligible for Future Sale                       Comment
 ---------------  ------------------------                       -------
Upon
 effectiveness..                           Freely tradeable sold in this offering
180 days........                           Lock-up expires; shares salable
                                           under Rule 144, 144(k) or 701
Various dates                              Restricted securities held for one
 thereafter.....                           year or less as of 180 days following effectiveness

   In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(1) one percent of the then outstanding shares of common stock, or
approximately      shares immediately after this offering, or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided specified requirements concerning availability of public information, manner of sale and notice of sale have been satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

   Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell these shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

   Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus (1) by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

Lock-up Agreements

   Subject to limited exceptions, our executive officers, directors, and stockholders, and most of our optionholders have agreed that, without the prior written consent of Banc of America Securities LLC, they will not, during the period ending 180 days after the date of this prospectus, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exerciseable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or publicly announce their intention to do any of the foregoing. For more information on these restrictions, see "Underwriting."

Stock Options

   As of February 29, 2000, approximately      shares of common stock were
issuable pursuant to vested options or pursuant to other rights granted under our 1993 incentive stock option plan. All of such shares issuable upon the exercise of options that are exercisable within 180 days following this offering are subject to lock-up agreements with the underwriters.

   We intend to file a registration statement on Form S-8 under the Securities
Act, following the date of this prospectus, to register up to      shares of
common stock issuable under our stock plans, including the shares of common stock subject to outstanding options as of February 29, 2000. This registration statement is expected to become effective upon filing.

Registration Rights

   After this offering, the holders of approximately      shares of common
stock and rights to acquire common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. Additionally, these holders are entitled to demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our commercially reasonable best efforts to effect the registration. All of these registration rights are subject to typical conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within six months following this offering or within three months following any subsequent offering of our securities pursuant to a registration statement filed with the Securities and Exchange Commission.

                                  UNDERWRITING

   We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, Friedman, Billings, Ramsey & Co., Inc., and SoundView Technology Group, Inc. are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the number of shares of common stock listed next to its name in the following table.

                                                                          Number
                                                                            of
Underwriter                                                               Shares
-----------                                                               ------
Banc of America Securities LLC...........................................
Friedman, Billings, Ramsey & Co., Inc....................................
SoundView Technology Group, Inc. ........................................
                                                                           ----
  Total .................................................................
                                                                           ====

   The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $    per share. The underwriters
also may allow, and any other dealers may reallow, a concession of not more
than $    per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

  .receipt and acceptance of our common stock by the underwriters; and

  .the right to reject orders in whole or in part.

   We have granted an option to the underwriters to buy up to     additional
shares of common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              Paid by us
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share.............................................    $            $
Total.................................................    $            $

   We, all of our stockholders, and all of our officers and directors have entered into lock-up agreements with the underwriters. Under those agreements, we and those holders of stock may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

   fbr.com, a division of FBR Investment Services, Inc., is an affiliate of Friedman, Billings, Ramsey & Co., Inc., a representative. Friedman, Billings, Ramsey & Co., Inc. has agreed to allocate a certain number of shares to fbr.com for sale to its online brokerage account holders. An electronic prospectus is available on the Web site maintained by fbr.com. Other than the prospectus in electronic format, the information on the fbr.com Web site relating to this offering is not a part of the prospectus and should not be relied upon by prospective investors.

   A prospectus in electronic format is also being made available on an Internet Web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital Corporation's Web site and any information contained on any other Web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

   We will indemnify the underwriters against some liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

   We have applied to have shares of common stock approved for listing on the Nasdaq National Market under the symbol "OPNT."

   In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include:

  .short sales;
  .stabilizing transactions; and
  .purchases to cover positions created by short sales.

   Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

   The underwriters also may impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

   The underwriters also may engage in activities that stabilize, maintain, or otherwise affect the price of the common stock, including:

  .over-allotment;
  .syndicate covering transactions; and
  .imposition of penalty bids.

   As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market, or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by this prospectus.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. Among the factors that will be considered in the negotiations are:

  .our history and prospects, and the history and prospects of the industry in which we compete;
  .our past and present financial performance;
  .an assessment of our management;
  .the present state of our development;
  . the prevailing market conditions of the applicable United States securities market at the time of this offering; and
  . market valuations of publicly traded companies that we and the underwriters believe to be comparable to us.

   The underwriters have reserved up to      shares of the common stock to be
sold in this offering for sale to some of our employees, directors, and their associates, and to other individuals or companies who have commercial arrangements or personal relationships with us at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced by the number of shares sold through the directed share program.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

   The financial statements as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission's toll-free number is 800-SEC-0330. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of March 31, 1998 and 1999 and as of
 December 31, 1999 (unaudited)...........................................  F-3
Consolidated Statements of Operations for the years ended March 31, 1997,
 1998, 1999 and for the nine months ended December 31, 1998 and 1999
 (unaudited).............................................................  F-4
Consolidated Statements of Cash Flows for the years ended March 31, 1997,
 1998, 1999 and for the nine months ended December 31, 1998 and 1999
 (unaudited).............................................................  F-5
Consolidated Statements of Changes in Stockholders' Equity for the years ended March 31, 1997, 1998, 1999 and for the nine months ended December
 31, 1999 (unaudited)....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of OPNET Technologies, Inc.
Washington, D.C.

   We have audited the accompanying consolidated balance sheets of OPNET Technologies, Inc., as of March 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

McLean, Virginia

   July 2, 1999, except for note 14 paragraphs 1 and 2 as to which the dates are January 20, 2000 and March 13, 2000, respectively.

                            OPNET TECHNOLOGIES, INC.

                          Consolidated Balance Sheets
                     (in thousands, except per share data)

                                          March 31,         December 31, 1999
                                       ----------------  -----------------------
                                                                      Pro Forma
                                        1998     1999      Actual     (Note 1)
                                       -------  -------  ----------- -----------
                                                         (unaudited) (unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents...........  $ 7,227  $ 6,414    $ 4,672     $ 4,672
 Marketable securities...............      206      --       4,013       4,013
 Accounts receivable, net of $0,
  $185, and $71 in allowance for
  doubtful accounts at March 31, 1998
  and 1999 and December 31, 1999
  (unaudited), respectively..........    2,141    3,080      3,411       3,411
 Refundable income taxes.............      379      417        509         509
 Deferred income taxes...............      --       105        305         305
 Prepaid expenses and other current
  assets.............................      211      167        418         418
                                       -------  -------    -------     -------
 Total current assets................   10,164   10,183     13,328      13,328
                                       -------  -------    -------     -------
Deferred income taxes................      --        31         13          13
Property and equipment, net..........    1,477    1,734      2,083       2,083
Intangible assets, net of $0, $42, $0
 and $417 in accumulated amortization
 at March 31, 1998 and 1999 and
 December 31, 1999 (unaudited),
 respectively........................      --       958        583         583
Other assets:
 Deposits............................       42       42         56          56
 Purchased software, net of
  accumulated amortization of $108,
  $184, and $130 at March 31, 1998
  and 1999 and December 31, 1999
  (unaudited), respectively..........      150      257        430         430
                                       -------  -------    -------     -------
  Total assets.......................  $11,833  $13,205    $16,493     $16,493
                                       =======  =======    =======     =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................  $   109  $   163    $   128     $   128
 Accrued liabilities.................      195    1,129      2,145       2,145
 Deferred income taxes...............        6      --         --          --
 Deferred revenue....................    1,719    2,085      4,047       4,047
                                       -------  -------    -------     -------
 Total current liabilities...........    2,029    3,377      6,320       6,320
Non-current liabilities:
 Deferred rent.......................       48       40         28          28
 Deferred revenue....................       84      117        119         119
 Deferred income taxes...............      272      --         --          --
                                       -------  -------    -------     -------
 Total non-current liabilities.......      404      157        147         147
Commitments and contingencies (note
 8)
Series A redeemable convertible
 preferred stock, par value $0.001--
 160 shares authorized, 145 issued
 and outstanding at March 31, 1998
 and 1999 and December 31, 1998 and
 1999 (unaudited) and no shares
 issued and outstanding at
 December 31, 1999 pro forma
 (unaudited), liquidation preference
 - $48.40 per share..................    6,920    6,934      6,945         --
Stockholders' equity:
 Preferred Stock--par value $0.001;
  400 shares authorized; 160 shares
  designated as Series A (above), 145
  issued and outstanding.............      --       --         --          --
 Common stock--$0.001 par value;
  20,000 shares authorized; 11,173,
  11,206, 11,223 and 12,671 shares
  issued at March 31, 1998 and 1999,
  December 31, 1999 (unaudited) and
  December 31, 1999 pro forma
  (unaudited), respectively; 7,088,
  7,121, 7,138 and 8,586 shares
  outstanding at March 31, 1998 and
  1999, December 31, 1999 (unaudited)
  and December 31, 1999 pro forma
  (unaudited), respectively .........       11       11         11          13
 Additional paid-in capital..........      108      172        296       7,239
 Deferred compensation...............      --       --        (106)       (106)
 Retained earnings...................    6,371    6,564      6,890       6,890
 Treasury stock--4,085 shares at
  March 31, 1998 and 1999 and
  December 31, 1999 (unaudited) .....   (4,010)  (4,010)    (4,010)     (4,010)
                                       -------  -------    -------     -------
 Total stockholders' equity..........    2,480    2,737      3,081      10,026
                                       -------  -------    -------     -------
  Total liabilities and stockholders'
   equity............................  $11,833  $13,205    $16,493     $16,493
                                       =======  =======    =======     =======

                See notes to consolidated financial statements.

                            OPNET TECHNOLOGIES, INC.

                     Consolidated Statements of Operations
                     (in thousands, except per share data)

                                                           Nine Months Ended
                               Year Ended March 31,          December 31,
                              ------------------------  -----------------------
                               1997    1998     1999       1998        1999
                              ------- -------  -------  ----------- -----------
                                                        (unaudited) (unaudited)
Revenues:
  Software licenses.........  $ 5,596 $ 7,875  $ 6,715    $4,580      $ 7,382
  Services..................    3,019   4,054    5,288     3,768        6,069
                              ------- -------  -------    ------      -------
    Total revenues..........    8,615  11,929   12,003     8,348       13,451
                              ------- -------  -------    ------      -------
Cost of revenues:
  Software licenses.........      310     435      133       114          474
  Services..................      698     980    1,249       854        2,049
                              ------- -------  -------    ------      -------
    Total cost of revenues..    1,008   1,415    1,382       968        2,523
                              ------- -------  -------    ------      -------
Gross profit................    7,607  10,514   10,621     7,380       10,928
Operating expenses:
  Research and development..    2,055   3,190    4,850     3,694        4,092
  Sales and marketing.......    2,228   3,398    4,056     2,872        5,142
  General and
   administrative...........      819   1,336    1,984     1,347        1,502
                              ------- -------  -------    ------      -------
    Total operating
     expenses...............    5,102   7,924   10,890     7,913       10,736
                              ------- -------  -------    ------      -------
Income (loss) from
 operations.................    2,505   2,590     (269)     (533)         192
Interest and other income...       92     319      376       299          273
                              ------- -------  -------    ------      -------
Income (loss) before
 provision (benefit) for
 income taxes...............    2,597   2,909      107      (234)         465
Provision (benefit) for
 income taxes...............    1,105   1,134     (100)     (204)         128
                              ------- -------  -------    ------      -------
Net income (loss)...........    1,492   1,775      207       (30)         337
Accretion of transaction
 costs on redeemable
 convertible preferred
 stock......................      --       (9)     (14)      (11)         (11)
                              ------- -------  -------    ------      -------
Net income (loss) applicable
 to common shares...........  $ 1,492 $ 1,766  $   193    $  (41)     $   326
                              ======= =======  =======    ======      =======
Basic net income (loss)
 applicable per common
 share......................  $  0.19 $  0.24  $  0.03    $(0.01)     $  0.05
                              ======= =======  =======    ======      =======
Diluted net income (loss)
 per common share...........  $  0.19 $  0.21  $  0.02    $(0.01)     $  0.04
                              ======= =======  =======    ======      =======

                See notes to consolidated financial statements.

                            OPNET TECHNOLOGIES, INC.

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                                          Nine Months Ended
                              Year Ended March 31,          December 31,
                             ------------------------  -----------------------
                              1997    1998     1999       1998        1999
                             ------  -------  -------  ----------- -----------
                                                       (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net income (loss).........  $1,492  $ 1,775  $   207    $  (30)     $   337
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  in) operating activities:
   Accreted income on
    investments............     --        (6)     --        --           --
   Expense related to
    employee stock
    options................     --       --       --        --            15
   Depreciation and
    amortization...........     221      346      568       414          910
   Write-off of property
    and software...........     --        48        3       --           --
   Deferred income taxes...     223      (41)    (414)     (213)        (183)
   Changes in assets and
    liabilities:
     Accounts receivable...    (737)     (42)    (939)     (789)        (331)
     Prepaid expenses and
      other current
      assets...............     142     (105)      46        67         (251)
     Refundable income
      taxes................     298     (330)     (38)     (340)         (92)
     Deposits..............      (6)     (15)     --         (3)         (14)
     Accounts payable......      35      (10)      54      (109)         (35)
     Accrued liabilities...      (6)     157      434       498        1,516
     Deferred revenue......     237      522      399       220        1,966
     Deferred rent.........      (9)      (5)      (8)       (6)         (12)
                             ------  -------  -------    ------      -------
      Net cash provided by
       (used in) operating
       activities..........   1,890    2,294      312      (291)       3,826
                             ------  -------  -------    ------      -------
Cash flows from investing
 activities:
 Purchase of securities
  available for sale.......    (293)     --       --        --        (4,013)
 Maturities of securities
  available for sale.......     --       193      206        94          --
 Purchase of intangibles...     --       --      (500)      --          (500)
 Purchase of software......     (83)    (102)    (184)     (176)        (181)
 Proceeds from sale of
  property and equipment...     --       --         2       --           --
 Purchase of property and
  equipment................    (593)    (884)    (713)     (584)        (877)
                             ------  -------  -------    ------      -------
      Net cash used in
       investing
       activities..........    (969)    (793)  (1,189)     (666)      (5,571)
                             ------  -------  -------    ------      -------
Cash flows from financing
 activities:
 Net proceeds from sale of
  redeemable convertible
  preferred stock..........     --     6,911      --        --           --
 Purchase of treasury
  stock....................     --    (3,363)     --        --           --
 Proceeds from sale of
  common stock.............     --       --        60       --           --
 Proceeds from exercise of
  common stock options.....     --       --         4       --             3
                             ------  -------  -------    ------      -------
      Net cash provided by
       financing
       activities..........     --     3,548       64       --             3
                             ------  -------  -------    ------      -------
Net increase (decrease) in
 cash and cash
 equivalents...............     921    5,049     (813)     (957)      (1,742)
Cash and cash equivalents,
 beginning of year.........   1,257    2,178    7,227     7,227        6,414
                             ------  -------  -------    ------      -------
Cash and cash equivalents,
 end of year...............  $2,178  $ 7,227  $ 6,414    $6,270      $ 4,672
                             ======  =======  =======    ======      =======
Supplemental disclosure of
 cash flow information:
 Cash paid during the year
  for income taxes.........  $  586  $ 1,502  $   353    $  351      $   561
                             ======  =======  =======    ======      =======
Supplemental disclosure of
 non cash activities:
 Obligation assumed for
  acquired intangibles.....  $  --   $   --   $   500    $  --       $   --
                             ======  =======  =======    ======      =======

                See notes to consolidated financial statements.

                            OPNET TECHNOLOGIES, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                                 (in thousands)

                                      Common Stock             Treasury Stock
                          ------------------------------------ --------------
                                                    Additional                                           Total
                          Shares   Shares            Paid-In                     Deferred   Retained Stockholders'
                          Issued Outstanding Amount  Capital   Shares Amount   Compensation Earnings    Equity
                          ------ ----------- ------ ---------- ------ -------  ------------ -------- -------------
Balance, March 31,
 1996...................  11,173    7,783     $ 11    $  108   3,390  $  (647)    $ --       $3,113     $ 2,585
 Net income.............                                                                      1,492       1,492
                          ------    -----     ----    ------   -----  -------     -----      ------     -------
Balance, March 31,
 1997...................  11,173    7,783       11       108   3,390     (647)      --        4,605       4,077
 Net income.............                                                                      1,775       1,775
 Purchase of treasury
  stock.................             (695)                       695   (3,363)                           (3,363)
 Accretion of
  transaction costs on
  redeemable
  convertible preferred
  stock ................                                                                         (9)         (9)
                          ------    -----     ----    ------   -----  -------     -----      ------     -------
Balance, March 31,
 1998...................  11,173    7,088       11       108   4,085   (4,010)      --        6,371       2,480
 Net income.............                                                                        207         207
 Share options
  exercised.............      13       13                  4                                                  4
 Common shares issued...      20       20                 60                                                 60
 Accretion of
  transaction costs on
  redeemable convertible
  preferred stock.......                                                                        (14)        (14)
                          ------    -----     ----    ------   -----  -------     -----      ------     -------
Balance, March 31,
 1999...................  11,206    7,121       11       172   4,085   (4,010)      --        6,564       2,737
 Net income
  (unaudited)...........                                                                        337         337
 Share options exercised
  (unaudited)...........      17       17                  3                                                  3
 Deferred compensation
  on employee stock
  options (unaudited)...                                 121                       (121)                    --
 Amortization of
  deferred compensation
  on employee stock
  options (unaudited)...                                                             15                      15
 Accretion of
  transaction costs on
  redeemable convertible
  preferred stock
  (unaudited)...........                                                                        (11)        (11)
                          ------    -----     ----    ------   -----  -------     -----      ------     -------
Balance, December 31,
 1999 (unaudited).......  11,223    7,138       11       296   4,085   (4,010)     (106)      6,890       3,081
Pro forma conversion of
 redeemable convertible
 preferred stock to
 common stock
 (unaudited)............   1,448    1,448        2     6,943                                              6,945
                          ------    -----     ----    ------   -----  -------     -----      ------     -------
Pro forma balance,
 December 31, 1999
 (unaudited)............  12,671    8,586     $ 13    $7,239   4,085  $(4,010)    $(106)     $6,890     $10,026
                          ======    =====     ====    ======   =====  =======     =====      ======     =======

                See notes to consolidated financial statements.

                            OPNET TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

   The predecessor of OPNET Technologies, Inc. ("OPNET" or the "Company") was incorporated in the State of Maryland in 1986. The Company was incorporated in the State of Delaware in 1988. The Company's predecessor filed articles of dissolution with the State of Maryland in 1990. The Company's wholly owned subsidiary, MIL 3 International Limited, was incorporated in Barbados in June 1998.

   The Company provides predictive network management software solutions that enable its customers to optimize the performance and maximize the availability of networks and applications. The Company's product suite consists of three primary software products: OPNET Modeler, OPNET IT DecisionGuru, and OPNET Netbiz. The Company sells its OPNET suite of products to service providers, including telecommunications carriers, Internet service providers, and application service providers, large and medium-sized organizations, and network equipment manufacturers. The Company markets its product suite in North America primarily through a direct sales force and, to a lesser extent, several resellers and original equipment manufacturers. Internationally, the Company markets its products primarily through third-party distributors.

  (a) Principles of Consolidation--The financial statements include the results of OPNET Technologies, Inc. and its wholly owned subsidiary, MIL 3 International Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (b) Estimates and Assumptions--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Cash and Cash Equivalents--The Company considers deposits in banks and all highly liquid investments with an original maturity of three months or less to be cash equivalents. At March 31, 1998 and 1999, the Company's investments consisted of money market accounts with banks and brokerage firms, and overnight reverse repurchase agreements; their carrying amounts approximated fair values.

  (d) Marketable Securities--The Company has classified its marketable securities as available-for-sale, as defined in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At March 31, 1998, marketable securities were as follows.

                                                                    Maturing
                                          Carrying Maturing Within One to Five
                                           Amount     One Year        Years
                                          -------- --------------- -----------
          U.S. Treasury notes............ $206,000      $ --        $206,000

    The investment carrying amounts are equal to the amortized cost at the balance sheet date. These amounts approximate market value based upon quoted market prices, and therefore no unrealized gain or loss has been recorded.

  (e) Accounts Receivable--Accounts receivable includes $219,424 of unbillable accounts receivable as of March 31, 1999, which have been recorded as revenue from fixed-price consulting agreements using the percentage of completion method of accounting. There were no such unbillable accounts receivable as of March 31, 1998.

  (f) Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company generally does not require collateral on accounts receivable as the majority of its customers are large, well-established companies, or government entities.

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999


    The Company maintains its cash balance at several financial institutions, including a brokerage firm. The Federal Deposit Insurance Corporation insures the bank accounts up to $100,000. Although balances exceed that amount, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

  (g) Software Development Costs--Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company considers technological feasibility to be established when all planning, designing, coding, and testing has been completed according to design specifications. After technological feasibility has been established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Through March 31, 1999, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

  (h) Unaudited Pro Forma Presentation--Under the terms of the Company's agreements with the holders of the redeemable convertible preferred stock (See Note 6), all of such preferred stock will be converted automatically into shares of common stock upon the closing of the Company's initial public offering. The unaudited pro forma balance sheet information at December 31, 1999 reflects the conversion of the Series A stock into 1,447,846 shares of common stock as if the conversion occurred on December 31, 1999.

  (i) Purchased Software--Purchased software is amortized on a straight-line basis, generally over five years. Amortization expense for fiscal years 1997, 1998, and 1999 was $26,000, $44,000, and $76,000, respectively.

  (j) Property and Equipment--Property and equipment are stated at cost. Depreciation on property and equipment is computed on a straight-line basis over the estimated useful lives of the assets, generally ranging from five to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the assets or the term of the related lease. Repairs and maintenance are expensed as incurred; major improvements and betterments are capitalized.

  (k) Intangible Assets--Intangible assets consist of marketing support rights that were acquired from another company under a two-year contract. These costs are being amortized over the two-year contract period using the straight-line method of amortization.

  (l) Impairment of Long-Lived Assets--The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. In the event an evaluation of recoverability is required, the estimated future undiscounted net cash flows of the assets would be compared to the carrying amounts of the assets to determine if a write-down is required.

  (m) Revenue Recognition--The Company derives revenue principally from two sources, product license fees for the use of the OPNET technology-based software products, and service fees for maintenance, consulting, and training related thereto. Software license revenues are recognized upon shipment provided that fees are fixed and determinable, there are no significant modifications required, and collection of the related receivable is probable. Where significant modifications are required, software license revenues are recognized along with consulting fees on a percentage-of-completion basis as the modifications are performed. Consulting is generally performed under fixed price agreements and revenues are recorded using the percentage of completion method measured by the relationship of costs incurred to the estimated total costs of the contract. Training is provided on a daily-fee basis with revenue recognized as the services are performed. Maintenance revenue is deferred and

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

     recognized on a straight-line basis over the term of the agreement; amounts received in advance of revenue recognition are classified as deferred revenue. In fiscal year 1999, the Company adopted Statement of Position 97-2, "Software Revenue Recognition." This change did not have a significant effect on the Company's financial statements.


  (n) Income Taxes--The income tax provision includes income taxes currently payable plus the net change during the year in deferred tax assets or liabilities. Deferred tax assets and liabilities reflect the differences between the carrying value under generally accepted accounting principles and tax values of assets and liabilities using enacted tax rates for the period in which the difference is expected to reverse.

  (o) Advertising Costs--Advertising costs are expensed as incurred and include $137,425, $156,125 and $373,233 for the fiscal years ended March 31, 1997, 1998 and 1999, respectively.

  (p) Foreign Currency Transactions--Revenues denominated in foreign currencies are translated at the prevailing exchange rate during the reporting period. Gain or loss on foreign exchange is reported in the Consolidated Statements of Operations.

  (q) Net Income (Loss) Per Share--Basic net income (loss) per share has been computed using the weighted average number of common shares outstanding during the period; diluted net income (loss) per share includes dilutive stock options and convertible preferred stock.

  (r) Stock-Based Compensation--In 1993, the Company instituted an Incentive Stock Option Plan (the "1993 Plan"), intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. In addition, during fiscal year 1999, the Company began issuing nonqualified stock options. The Company grants stock options for a fixed number of shares to employees, with an exercise price not less than the fair market value of the shares, as determined by the 1993 Plan committee, on the date of the grant.

    The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). As permitted by SFAS 123, the Company accounts for stock-based compensation in accordance with APB Opinion No. 25, and accordingly, recognizes compensation expense for fixed stock option grants only when the exercise price is less than the fair value of the shares on the date of the grant. Pro forma net income and pro forma net income per share disclosures are provided for employee stock option grants made in fiscal years 1998 and 1999 as if the fair-value-based method defined in SFAS 123 had been applied (see Note 10).

  (s) Redeemable Preferred Stock--The Company accretes the increase in the redemption value of its Series A redeemable convertible preferred stock through a charge to retained earnings based upon the redemption dates prescribed in the Amended and Restated Certificate of Incorporation. The period of accretion began on the September 1997 issuance date and ends on the prescribed redemption dates beginning October 2002 and continuing through October 2005.

  (t) Reclassifications--Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation.

  (u) Recently Issued Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended by Statement of Financial Accounting Standard No. 137, this standard will be effective for the Company for the fiscal years and quarters beginning after March 31, 2001, and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The

                           OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

     Company has not completed the process of evaluating the impact of this statement and is therefore unable to disclose the potential impact that implementing SFAS No. 133 will have on its financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101--Revenue Recognition in Financial Statements. This SAB expresses the SEC's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Company does not expect the application of this SAB to have a material impact on its financial statements.

2. INTANGIBLE ASSETS

   Under the terms of an agreement, effective March 1, 1999, the Company acquired a new distribution channel and rights to a royalty stream, as well as marketing support rights, from another company, for $1.0 million. The agreement is for a two-year period and may be extended by mutual agreement. The Company paid $500,000 in cash and the balance is due July 30, 1999.

   Under the terms of the agreement, the other company agreed to refund the full $1.0 million if certain conditions are not met. The Company is amortizing the cost over the two-year minimum period, using the straight-line method.

3. PROPERTY AND EQUIPMENT

   At March 31, 1998 and 1999, property and equipment were as follows:

                                                          1998         1999
                                                       -----------  -----------
   Computer equipment................................. $ 1,789,000  $ 2,406,000
   Office furniture and equipment.....................     694,000      735,000
                                                       -----------  -----------
     Total............................................   2,483,000    3,141,000
   Less: accumulated depreciation.....................  (1,006,000)  (1,407,000)
                                                       -----------  -----------
   Property and equipment--net........................ $ 1,477,000  $ 1,734,000
                                                       ===========  ===========

   Depreciation expense for fiscal years 1997, 1998, and 1999 was $195,000, $302,000, and $450,000, respectively.

4. ACCRUED LIABILITIES

   Accrued liabilities consisted of the following as of March 31, 1998 and 1999:

                                                              1998      1999
                                                            -------- ----------
   Accrued bonuses......................................... $    --  $  331,000
   401(k) contributions....................................   33,000        --
   Accrued vacation........................................   87,000    178,000
   Accrued contractual payments............................      --     500,000
   Other...................................................   75,000    120,000
                                                            -------- ----------
     Total................................................. $195,000 $1,129,000
                                                            ======== ==========

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999


5. INCOME TAXES

   The components of the provision for income taxes for the years ended March 31, 1997, 1998, and 1999, were as follows:

                                                 1997       1998       1999
                                              ---------- ----------  ---------
   Current provision:
     Federal................................  $  662,000 $  876,000  $ 238,000
     State..................................     220,000    299,000     76,000
                                              ---------- ----------  ---------
       Total current provision..............     882,000  1,175,000    314,000
                                              ---------- ----------  ---------
   Deferred (benefit) provision:
     Federal................................     168,000    (31,000)  (323,000)
     State..................................      55,000    (10,000)   (91,000)
                                              ---------- ----------  ---------
       Total deferred (benefit) provision...     223,000    (41,000)  (414,000)
                                              ---------- ----------  ---------
       Total (benefit) provision for income
        taxes...............................  $1,105,000 $1,134,000  $(100,000)
                                              ========== ==========  =========

   At March 31, 1998 and 1999, respectively, the components of the Company's deferred tax assets and deferred tax liabilities were as follows:

                                                             1998       1999
                                                           ---------  ---------
   Deferred tax assets:
     Accrued vacation expense............................. $  25,000  $  44,000
     Deferred revenue.....................................    37,000    495,000
     Deferred rent........................................    21,000     14,000
     Other temporary differences..........................    23,000     92,000
                                                           ---------  ---------
       Total deferred tax assets..........................   106,000    645,000
                                                           ---------  ---------
   Deferred tax liabilities:
     Cash to accrual conversion...........................  (246,000)  (321,000)
     Accelerated depreciation.............................  (129,000)  (152,000)
     Other temporary differences..........................    (9,000)   (36,000)
                                                           ---------  ---------
       Total deferred tax liabilities.....................  (384,000)  (509,000)
                                                           ---------  ---------
       Net deferred tax assets (liabilities).............. $(278,000) $ 136,000
                                                           =========  =========

   The provision for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes as a result of the following:

                                                           1997   1998   1999
                                                           -----  -----  -----
   Statutory U.S. Federal rate............................    34%    34%    34%
     Increase (decrease) in taxes resulting from:
       State income taxes--net of Federal benefit.........     7      7      7
       Tax credits........................................    (1)    (3)  (141)
       Other permanent differences--net...................     3      1      7
                                                           -----  -----  -----
   Effective tax rate.....................................    43%    39%   (93)%
                                                           =====  =====  =====

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999


6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

   On September 30, 1997, the Company entered into a Series A Redeemable Convertible Preferred Stock Purchase Agreement (the "Agreement") with two investors. The Company authorized 160,000 shares of the Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and issued and sold 144,640 shares, $.001 par value, for $7,000,576. Each holder of Series A Preferred Stock is entitled to vote on all matters to be taken before the stockholders of the Company and is entitled to the number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted on the record date for the determination of shareholders entitled to vote on such matter.

   Any share of the Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate by the number of shares of Series A Preferred Stock being converted. The Conversion Rate is defined as the quotient obtained by dividing the "Initial Purchase Price" of $48.40 by the Applicable Conversion Value which (after giving effect to the Company's 10-for-1 common stock split) is $4.84 per share at March 31, 1999. The Applicable Conversion Value may be adjusted from time to time upon certain conditions such as sale of Common Stock, issuance of warrants, options, and rights to Common Stock, and extraordinary Common Stock events.

   The holders of record of outstanding Series A Preferred Stock shall be entitled to receive, out of any assets of the Company legally available therefore, such dividends as may from time to time be declared by the Company's board of directors. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, an amount equal to the "Initial Purchase Price" of each share of Series A Preferred Stock, as adjusted for any stock split or combination, reclassification, or similar event (as so adjusted the "Liquidation Amount"). The "Initial Purchase Price" per share of the Series A Preferred Stock, as issued as of September 30, 1997, is $48.40.

   The Series A Preferred Stock shall automatically be converted into Common Stock upon the occurrence of a "Qualified Public Offering," which shall mean an underwritten public offering of capital stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross proceeds in excess of $20,000,000 and an offering price per share of such capital stock at least three times the then-existing applicable conversion value of the Series A Preferred Stock.

   At the written election of the holders of more than 50% of the then outstanding shares of Series A Preferred Stock given during the thirty-day period commencing on each of October 1, 2002, 2003, 2004, 2005, the Company shall (1) redeem pro rata from all holders of Series A Preferred Stock within 60 days of its receipt of such election, 25% of the shares of Series A Preferred Stock outstanding on October 1, 1997 or (2) redeem all outstanding shares of Series A Preferred Stock concurrently with the occurrence of a "liquidity event," which is defined as (1) the liquidation, winding up or dissolution of the Company, (2) the sales of all or substantially all of the assets of the Company, or (3) the merger or consolidation of the Company with or into another entity. The redemption amount is based upon the Liquidation Amount for purposes of these redemptions.

   Each outstanding share of Series A Preferred Stock must be redeemed by the Company within the 60-day period following receipt by the Company of written notice from the holders of more than 50% of the outstanding shares of such class, given during the 12 month period commencing on October 1, 2005, at a per

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

share price equal to the higher of (a) the Liquidation Amount, or (b) the fair market value of such share. The fair market value of the Series A Preferred Stock shall be determined by negotiation between the Company and the holders of the Series A Preferred Stock or by an independent appraisal.

   The difference between the carrying amounts of the Series A Preferred Stock of, $6,920,000, and $6,934,000 as of March 31, 1998, and 1999, respectively, and the redemption amount of $7,000,576, based upon the liquidation amount, represents the cost of issuance, which is being accreted pro rata over the period beginning on the September 1997 issuance date and ending on the prescribed redemption dates beginning October 2002 and continuing through October 2005.

7. RELATED PARTY TRANSACTIONS

   The Company sells consulting services to a certain customer through another company, which is majority-owned by one of the executive officers of the Company. Such sales totaled $30,000 during fiscal year 1997, $20,000 during fiscal year 1998, and $36,000 during fiscal year 1999. The Company had receivables of $6,000 as of March 31, 1997 and no accounts receivable balance due from the other company as of March 31, 1998 and 1999.

8. COMMITMENTS AND CONTINGENCIES

   OPNET leases office space under noncancelable operating leases. The leases for office space contain escalation clauses that provide for increased rentals based primarily on increases in real estate taxes, operating expenses, or the average consumer price index. Total rent expense under all leases for fiscal years 1997, 1998, and 1999 was $387,000, $525,000, and $677,000, respectively.
At March 31, 1999, future minimum lease payments required under noncancelable leases were as follows:

   Year ending March 31,
   ---------------------
   2000............................................................. $  576,000
   2001.............................................................    199,000
   2002.............................................................    209,000
   2003.............................................................    125,000
                                                                     ----------
     Total minimum lease payments................................... $1,109,000
                                                                     ==========

9. RETIREMENT PLAN

   Effective August 1, 1993, OPNET established a 401(k) retirement plan (the "Plan") covering all eligible employees, as defined. Eligible employees who are at least 21 years old may participate. Under the terms of the Plan, participants may defer a portion of their salaries as employee contributions. The Company makes matching contributions, and may make discretionary and extra contributions. Employee contributions and extra contributions made by the Company are 100% vested immediately. In general, matching and discretionary contributions made by the Company vest ratably over a five-year period. The Company's contributions under this Plan for fiscal years 1997, 1998, and 1999 were $77,000, $92,000 and $140,000, respectively.

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999


10. NET INCOME PER COMMON SHARE

   In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No.128, Earnings Per Share. This statement requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is to be computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is to reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares for all periods presented.

   During fiscal year 1999, the Board of Directors approved a 10-for-1 stock split of all of the shares of the common stock of the Company authorized, issued, and outstanding. All shares have been adjusted to reflect this change.

   The following is a reconciliation of the amounts used in calculating basic and diluted net income per common share:

                                                 1997       1998       1999
                                              ---------- ---------- ----------
   Income (Numerator):
     Net income applicable to common shares
      (basic)................................ $1,492,000 $1,766,000 $  193,000
     Plus:
     Accretion of transaction costs on
      redeemable convertible preferred
      stock..................................        --       9,000     14,000
                                              ---------- ---------- ----------
     Net income (diluted).................... $1,492,000 $1,775,000 $  207,000
                                              ========== ========== ==========
   Shares (Denominator):
     Weighted average shares outstanding
      (basic)................................  7,782,500  7,435,090  7,107,337
     Effect of other dilutive securities:
       Options...............................    118,877    439,719    530,278
       Redeemable convertible preferred
        stock................................        --     723,200  1,446,400
                                              ---------- ---------- ----------
     Weighted average shares outstanding
      (diluted)..............................  7,901,377  8,598,009  9,084,015
                                              ========== ========== ==========
   Net income per common share:
     Basic net income applicable per common
      share.................................. $     0.19 $     0.24 $     0.03
     Diluted net income per common share..... $     0.19 $     0.21 $     0.02

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999


11. STOCK OPTION PLANS

   The 1993 Incentive Stock Option Plan (the "1993 Plan") provides for the granting of incentive stock options to purchase up to 2,000,000 shares of common stock of the Company. The option price must be equal to or greater than the fair market value, as determined by the 1993 Plan Committee. Options are granted for terms of up to 10 years, and generally vest over periods ranging from one to six years from the date of grant.

   During fiscal year 1999, the Company also granted stock options under three separate nonqualified stock option agreements. These options were granted for a ten-year period and vest over three years.

   Option transactions were as follows:

                                                               Weighted Average
                                                     Shares     Exercise Price
                                                    ---------  ----------------
   Options outstanding, March 31, 1996............    185,000       $0.21
     Options granted..............................    213,000        0.40
     Options canceled.............................    (50,500)       0.36
                                                    ---------
   Options outstanding, March 31, 1997............    347,500        0.31
     Options granted..............................    546,685        1.30
     Options canceled.............................     (8,000)       0.50
                                                    ---------
   Options outstanding, March 31, 1998............    886,185        0.92
     Options granted..............................    416,650        2.80
     Options exercised............................    (13,000)       0.23
     Options canceled.............................    (82,095)       1.09
                                                    ---------
   Options outstanding, March 31, 1999............  1,207,740        1.56
                                                    =========
   Options exercisable as of March 31, 1999.......     11,250        0.25
                                                    =========
   Options available for future grant at March 31,
    1999..........................................    944,260
                                                    =========

   At March 31, 1999, options outstanding were as follows:

                                                                           Weighted Average
                                       Number                                 Remaining
       Exercise Price                Outstanding                           Contractual Life
       --------------                -----------                           ----------------
          $ 0.121                       12,000                                5.0 years
          $ 0.190                      100,000                                7.7 years
          $ 0.268                       43,000                                6.0 years
          $ 0.404                      162,500                                7.0 years
          $ 0.537                      252,090                                5.1 years
          $ 2.200                      326,970                                6.2 years
          $ 3.000                      311,180                                7.5 years

   The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options granted as of March 31, 1997, 1998, and 1999, using the minimum value method permitted by SFAS No. 123 for nonpublic entities. The weighted average fair value at date of grant for options granted during fiscal years 1997, 1998, and 1999 was $0.09, $0.25 and $0.44 per share, respectively.

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

   The weighted average assumptions used for options granted during fiscal years 1997, 1998, and 1999 were as follows:

                                                 1997        1998       1999
                                              ----------  ----------  --------
   Risk-free interest rate...................       6.00%       6.00%     4.78%
   Expected dividend yield...................       0.00%       0.00%     0.00%
   Expected life.............................    4 years     4 years   4 years
   Volatility factor.........................        --          --        --

   The pro forma effects of applying SFAS No. 123 for fiscal years 1997, 1998, and 1999 would be as follows:

                                                 1997        1998       1999
                                              ----------  ----------  --------
   Pro forma net income...................... $1,490,000  $1,758,000  $174,000
   Pro forma net income per share--basic..... $     0.19  $     0.24  $   0.02
   Pro forma net income per share--diluted... $     0.19  $     0.21  $   0.02

Option grants subsequent to March 31, 1999--(unaudited)

   At various dates during the nine months ended December 31, 1999, the Company granted a total of 124,006 options to employees with exercise prices below the estimated fair market value at the dates of grant. The Company recorded compensation expense of $15,000 for the nine months ended December 31, 1999 resulting in a remaining deferred compensation balance of $106,000 at December 31, 1999. In addition, during January 2000, the Company granted an additional 49,500 options to employees with exercise prices below the estimated fair market value at the dates of grant.

12. BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

   The Company operates in one industry segment, the development and sale of computer software programs and related services. No single customer accounted for 10% or more of the Company's accounts receivable or revenues as of or for the fiscal years ended March 31, 1997, 1998 or 1999. In addition, there were no sales to any individual country except for the United States where such sales accounted for 10% or more of total revenue. Substantially all assets are held in the United States for the fiscal years ended March 31, 1997, 1998 or 1999.

   Revenues by geographic destination and as a percentage of total revenues are as follows:

                                                      Fiscal Year
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
   Geographic Area by Destination
   United States......................... $ 5,463,000  $ 7,624,000  $ 8,279,000
   International.........................   3,152,000    4,305,000    3,724,000
                                          -----------  -----------  -----------
                                          $ 8,615,000  $11,929,000  $12,003,000
                                          ===========  ===========  ===========
                                                      Fiscal Year
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
   Geographic Area by Destination
   United States.........................        63.4%        63.9%        69.0%
   International.........................        36.6         36.1         31.0
                                          -----------  -----------  -----------
                                                  100%         100%         100%
                                          ===========  ===========  ===========

                            OPNET TECHNOLOGIES, INC.

                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999


13. VALUATION AND QUALIFYING ACCOUNTS

   The following table sets forth activity in the Company's accounts receivable reserve accounts:

                                     Balance at                       Balance at
                                     Beginning  Charges to              End of
                                     of Period   Expenses  Deductions   Period
                                     ---------- ---------- ---------- ----------
Year ended -
  March 31, 1997....................    $--      $   --       $--      $   --
  March 31, 1998....................     --          --        --          --
  March 31, 1999....................     --      185,000       --      185,000

14. SUBSEQUENT EVENTS

   On January 20, 2000, the Company accelerated the vesting of an executive officer's options to purchase 100,000 shares of common stock. The officer exercised the option in full on that date and borrowed $231,024 from the Company to pay income taxes incurred by him upon purchasing the shares under the option, as evidenced by a promissory note. The Company has agreed to make additional loans to the officer if it is subsequently determined that he owes additional taxes in connection with the purchase of the shares. The current and any subsequent borrowings under this agreement bear interest at an annual rate of 6% and are due on the earlier of the second anniversary of the date of issuance of the note or the first anniversary of this offering.

   On March 13, 2000, the Board of Directors approved, among other things, resolutions:

     (a) To increase the authorized capital stock of the Company to 105,160,000 shares, consisting of 100,000,000 shares of common stock, par value $.001 per share, 160,000 shares of Series A redeemable convertible preferred stock, and 5,000,000 shares of undesignated preferred stock, par value $.001 per share, to be effective upon the closing of an initial public offering;

     (b) To adopt, subject to stockholder approval, the 2000 Stock Incentive Plan pursuant to which the Company may grant incentive stock options, non-qualified stock options, stock appreciation rights, performance share awards, and restricted and unrestricted stock awards for the purchase of 1,500,000 shares of common stock;

     (c) To adopt, subject to stockholder approval, the 2000 Employee Stock Purchase Plan, pursuant to which the Company may issue up to an aggregate of 300,000 shares of common stock;

     (d) To adopt, subject to stockholder approval, the 2000 Director Stock Option Plans, with 150,000 shares reserved for issuance, pursuant to which non-employee members of the Board of Directors receive automatic annual grants of stock options;

     (e) To make no further grants of options or stock awards under the 1993 Incentive Stock Option Plan upon approval of the 2000 Stock Incentive Plan; and

     (f) To make a public offering of up to $70,000,000 of Common Stock.

     (g) To issue 322,975 additional options, with an exercise price equal to the initial public offering price per share, in the offering.

                                  * * * * * *

[Inside Back Cover]

OPNET Logo

Case Studies
Software that Understands Networks

Descriptions of several OPNET customer case studies appear here.

[Outside Back Cover]

Example Service Provider and Enterprise Network Diagram
Illustrating the Technologies and Protocols addressed by the OPNET Suite of Products

A diagram appears here, illustrating how OPNET products are used in different network settings.


Three interlocking ovals, each labeled "Carriers," appears in the center of the diagram. The words "Internet (BGP, MPLS, ICMP, MBGP, ATM, SONET, WDM)" are centered over the ovals.

Graphics captioned "routers" surround the ovals, depicting links from the Internet to various network settings.

Graphics in the outside ring depict Public Narrowband Network (which contains a diagram depicting SS7 and Circuit), Public Broadband Network (which contains a diagram depicting Industrial Network, CLEC, Enterprise Network (ATM)), Cellular Service Provider, Enterprise Network (which contains a diagram depicting ASP), ISP (Network), Enterprise Network (which is linked to a diagram depicting Frame Relay), ISP (Dial-up/Modem Users), and Enterprise Network (which has a diagram depicting FDDI Backbone)


OPNET Logo
OPNET Technologies, Inc.
3400 International Drive NW, Washington, DC,  20008

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee................................................ $15,180
   NASD filing fee.....................................................   6,250
   Nasdaq National Market listing fee..................................    *
   Printing and engraving expenses.....................................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Blue Sky fees and expenses (including legal fees)................... 25,000
   Transfer agent and registrar fees and expenses......................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total.............................................................    *
                                                                        =======

--------
*  To be filed by amendment.

   The Registrant will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Registrant's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws"), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Third Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and 3.4 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

   The following information regarding the issuance of the Registrant's securities does not give effect to an anticipated stock split of the Registrant's common stock or the conversion of the Registrant's series A convertible preferred stock into common stock upon the completion of this offering. Pursuant to the Registrant's stock split, each share of common stock will be split into a to-be-determined number of shares. Upon the completion of this offering, each share of series A convertible preferred stock will automatically convert into a to be determined number of shares of common stock. Since March 1, 1997, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

   (a) Issuances of Capital Stock.

   In September 1997, the Registrant sold 144,640 shares of series A convertible preferred stock to two private investors for an aggregate sale price of $7,000,576.

   In November 1998, the Registrant sold 10,000 shares of common stock to each of Dr. Finn and Mr. Stasior for a purchase price of $30,000.

   (b) Certain Grants and Exercises of Stock Options.

   The Registrant's Amended and Restated 1993 Incentive Stock Option Plan was adopted by the Board of Directors in January 1994 and approved by the stockholders in January 1994. In November 1998 the Board of Directors issued options for 20,000 shares each to Dr. Finn and Mr. Stasior. As of February 29, 2000, options to purchase 1,188,124 shares of common stock were outstanding under the 1993 Plan.

   In January 2000, the Registrant issued 100,000 shares of common stock pursuant to the exercise of a stock option for an aggregate exercise price of $19,000.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement
  3.1*   Form of Second Amended and Restated Certificate of Incorporation
  3.2*   Form of Third Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed at the completion of this offering
  3.3    By-Laws of the Registrant
  3.4*   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the completion of this offering
  4.1*   Specimen common stock certificate
  4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
  5.1*   Opinion of Hale and Dorr LLP
 10.1    Series A Preferred Stock Purchase Agreement, dated as of September 30,
         1997, by and among the Registrant, Summit Ventures IV, L.P. and Summit
         Investors III, L.P.
 10.2    Shareholders Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III, L.P.,
         Marc A. Cohen and Alain J. Cohen
 10.3    Registration Rights Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III,
         L.P., Marc A. Cohen and Alain J. Cohen
 10.4    Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Marc A. Cohen
 10.5    Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Alain J. Cohen
 10.6    Stock Purchase and Option Agreement, dated as of November 1, 1999, between the Registrant and Steven G. Finn
 10.7    Stock Purchase and Option Agreement, dated as of November 1, 1999, between the Registrant and William F. Stasior
 10.8    Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and George M. Cathey
 10.9    Stock Purchase and Option Agreement, dated as of December 4, 1995, between the Registrant and George M. Cathey, as amended on January 20,
         2000
 10.10*  Amended and Restated 1993 Incentive Stock Option Plan
 10.11*  2000 Stock Incentive Plan
 10.12*  2000 Employee Stock Purchase Plan
 10.13*  2000 Director Stock Option Plan
 10.14   Employment Agreement, dated as of December 4, 1995, between the
         Registrant and George M. Cathey
 10.15   Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Marc A. Cohen
 10.16   Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Alain J. Cohen
 10.17   Loan Agreement, dated as of January 20, 2000, between the Registrant and George M. Cathey
 10.18   Secured Promissory Note, dated as of January 20, 2000, issued by
         George M. Cathey to the Registrant
 10.19*  Form of Employment Agreement between the Registrant and Joseph F.
         Greeves
 10.20*  Form of Employment Agreement between the Registrant and Pradeep K.
         Singh
 10.21   Agreement of Lease, dated as of June 18, 1993, between the Registrant and International Telecommunication Satellite Organization, as amended on October 26, 1994, as amended on April 28, 1995, as amended on
         September 8, 1995, as amended on April 28, 1999, as amended on
         September 7, 1999
 10.22   Sublease Agreement, dated as of November 1, 1997, between the
         Registrant and WJLA-TV
 21.1*   Subsidiaries of the Registrant
 23.1    Consent of Deloitte & Touche LLP
 23.2*   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
 24.1    Powers of Attorney (see page II-5)
 27.1    Financial Data Schedule

--------
*  To be filed by amendment.

   (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on this 15th day of March, 2000.

                                          OPNET TECHNOLOGIES, INC.

                                            By: /s/ Marc A. Cohen
                                                _________________________
                                                    Marc A. Cohen
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers, directors and authorized representatives of OPNET Technologies, Inc. hereby severally constitute and appoint Marc A. Cohen, Alain J. Cohen, Joseph F. Greeves and Brent B. Siler, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable OPNET Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                          Title                 Date
               ---------                          -----                 ----
           /s/ Marc A. Cohen            Chairman of the Board of   March 15, 2000
 ______________________________________  Directors and Chief
             Marc A. Cohen               Executive Officer
                                         (Principal Executive
                                         Officer)

           /s/ Alain J. Cohen           President, Chief           March 15, 2000
 ______________________________________  Technology Officer and
             Alain J. Cohen              Director

         /s/ Joseph F. Greeves          Senior Vice President,     March 15, 2000
 ______________________________________  Finance and Chief
           Joseph F. Greeves             Financial Officer
                                         (Principal Financial
                                         and Accounting Officer)

           /s/ Bruce R. Evans           Director
 ______________________________________
             Bruce R. Evans                                        March 15, 2000

           /s/ Steven G. Finn           Director
 ______________________________________
             Steven G. Finn                                        March 15, 2000

         /s/ William F. Stasior         Director
 ______________________________________
           William F. Stasior                                      March 15, 2000

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement
  3.1*   Form of Second Amended and Restated Certificate of Incorporation
  3.2*   Form of Third Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed at the completion of this offering
  3.3    By-Laws of the Registrant
  3.4*   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the completion of this offering
  4.1*   Specimen common stock certificate
  4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
  5.1*   Opinion of Hale and Dorr LLP
 10.1    Series A Preferred Stock Purchase Agreement, dated as of September 30,
         1997, by and among the Registrant, Summit Ventures IV, L.P. and Summit
         Investors III, L.P.
 10.2    Shareholders Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III, L.P.,
         Marc A. Cohen and Alain J. Cohen
 10.3    Registration Rights Agreement, dated as of September 30, 1997, by and among the Registrant, Summit Ventures IV, L.P., Summit Investors III,
         L.P., Marc A. Cohen and Alain J. Cohen
 10.4    Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Marc A. Cohen
 10.5    Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and Alain J. Cohen
 10.6    Stock Purchase and Option Agreement, dated as of November 1, 1999, between the Registrant and Steven G. Finn
 10.7    Stock Purchase and Option Agreement, dated as of November 1, 1999, between the Registrant and William F. Stasior
 10.8    Stock Repurchase Agreement, dated as of September 30, 1997, by and between the Registrant and George M. Cathey
 10.9    Stock Purchase and Option Agreement, dated as of December 4, 1995, between the Registrant and George M. Cathey, as amended on January 20,
         2000
 10.10*  Amended and Restated 1993 Incentive Stock Option Plan
 10.11*  2000 Stock Incentive Plan
 10.12*  2000 Employee Stock Purchase Plan
 10.13*  2000 Director Stock Option Plan
 10.14   Employment Agreement, dated as of December 4, 1995, between the
         Registrant and George M. Cathey
 10.15   Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Marc A. Cohen
 10.16   Non-competition Agreement, dated as of September 30, 1997, between the
         Registrant and Alain J. Cohen
 10.17   Loan Agreement, dated as of January 20, 2000, between the Registrant and George M. Cathey
 10.18   Secured Promissory Note, dated as of January 20, 2000, issued by
         George M. Cathey to the Registrant
 10.19*  Form of Employment Agreement between the Registrant and Joseph F.
         Greeves
 10.20*  Form of Employment Agreement between the Registrant and Pradeep K.
         Singh
 10.21   Agreement of Lease, dated as of June 18, 1993, between the Registrant and International Telecommunication Satellite Organization, as amended on October 26, 1994, as amended on April 28, 1995, as amended on
         September 8, 1995, as amended on April 28, 1999, as amended on
         September 7, 1999
 10.22   Sublease Agreement, dated as of November 1, 1997, between the
         Registrant and WJLA-TV
 21.1*   Subsidiaries of the Registrant
 23.1    Consent of Deloitte & Touche LLP
 23.2*   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
 24.1    Powers of Attorney (see page II-5)
 27.1    Financial Data Schedule

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*  To be filed by amendment.